   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                                   ATG INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

           CALIFORNIA                        4955                  94-2657762
 (STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)

                            47375 FREMONT BOULEVARD
                           FREMONT, CALIFORNIA 94538
                                (510) 490-3008
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                DOREEN M. CHIU
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   ATG INC.
                            47375 FREMONT BOULEVARD
                           FREMONT, CALIFORNIA 94538
                                (510) 490-3008
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                      OF REGISTRANT'S AGENT FOR SERVICE)

                         COPIES OF COMMUNICATIONS TO:

          BRIAN A. SULLIVAN, ESQ.             RICHARD A. PEERS, ESQ.
          DAVID K. RITENOUR, ESQ.            CHRISTINA L. VAIL, ESQ.
            GRAHAM & JAMES LLP           HELLER EHRMAN WHITE & MCAULIFFE
   801 SOUTH FIGUEROA STREET, SUITE 1400      525 UNIVERSITY AVENUE
    LOS ANGELES, CALIFORNIA 90017-5554   PALO ALTO, CALIFORNIA 94301-1900
         TELEPHONE: (213) 624-2500          TELEPHONE: (650) 324-7000
         FACSIMILE: (213) 623-4581          FACSIMILE: (650) 324-0638

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] _________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                           PROPOSED        PROPOSED
                                            AMOUNT         MAXIMUM          MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              TO BE       OFFERING PRICE     AGGREGATE     REGISTRATION
     SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2)     FEE
-----------------------------------------------------------------------------------------------------
Common Stock.........................  1,955,000 Shares     $10.00        $19,550,000       $5,768
-----------------------------------------------------------------------------------------------------
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
(1)Includes 255,000 shares that the Underwriters may purchase from the Registrant to cover over-allotments, if any.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE A SALE OF ANY OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, FEBRUARY 11, 1998

                                1,700,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

  All 1,700,000 shares of Common Stock offered hereby are being sold by ATG Inc. (the "Company"). Prior to this offering (the "Offering") there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied to have the Common Stock included on the Nasdaq National Market upon completion of this Offering under the symbol "ATGC."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS," COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

               THESE  SECURITIES  HAVE   NOT  BEEN  APPROVED  OR
                DISAPPROVED  BY  THE  SECURITIES  AND  EXCHANGE
                 COMMISSION    OR    ANY   STATE    SECURITIES
                   COMMISSION  NOR  HAS  THE SECURITIES  AND
                    EXCHANGE   COMMISSION   OR  ANY   STATE
                     SECURITIES  COMMISSION   PASSED  UPON
                      THE ACCURACY OR  ADEQUACY OF  THIS
                        PROSPECTUS.  ANY REPRESENTATION
                         TO   THE    CONTRARY   IS   A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  PRICE                PROCEEDS
                                                   TO    UNDERWRITING     TO
                                                 PUBLIC  DISCOUNTS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.......................................  $         $           $
--------------------------------------------------------------------------------
Total(3)........................................ $         $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable to the representative of the Underwriters (the "Representative") and the value of warrants to be issued to the Representative to purchase up to 170,000 shares of Common Stock at a price per share equal to 120% of the Price to Public as shown above (the "Representative's Warrants"). See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses payable by the Company, estimated at $1 million, including the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 255,000 additional shares of Common Stock, solely for the purpose of covering over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Proceeds to Company
    will be $          , $           and $          , respectively. See
    "Underwriting."

  The shares of Common Stock are offered by the several Underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices
of Van Kasper & Company, San Francisco, California on or about           ,
1998.

                              VAN KASPER & COMPANY

                                        , 1998

                          DESCRIPTION OF PHOTOGRAPHS




                               ----------------

                          FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," AS DEFINED UNDER APPLICABLE LAW, THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S OR ITS MANAGEMENT'S PLANS, OBJECTIVES, EXPECTATIONS, INTENTIONS, BELIEFS AND ESTIMATES. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's Consolidated Financial Statements and the Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company, founded in 1976, is a radioactive and hazardous waste management company that offers comprehensive treatment solutions for low-level radioactive waste ("LLRW") and low-level mixed waste ("LLMW") generated by the U.S. Department of Defense ("DOD") and U.S. Department of Energy ("DOE"), as well as commercial entities, such as nuclear power plants, medical facilities and research institutions. The Company's thermal treatment technologies vitrify waste into leach-resistant glass for long-term storage or disposal. Compared with the more traditional incineration methods, the Company's vitrification process results in significantly less effluents, provides a more stable end product and achieves comparable volume and mass reduction at similar total treatment and disposal costs.

  The Company's growth strategy is to: (i) increase its share of the domestic commercial LLRW treatment market; (ii) establish a significant position in the emerging domestic LLMW treatment market; (iii) increase its participation in large-scale domestic and international waste clean-up projects; (iv) expand into selected Pacific Rim markets; and (v) enhance its on-site waste treatment capabilities.

  The Company operates one of only two commercial facilities in the United States licensed to thermally treat a broad spectrum of LLRW, and is the only company in the United States licensed to vitrify both commercial and government-generated LLRW. The licensing process for constructing and operating an LLRW treatment facility is lengthy and may require three to five years if the license covers thermal treatment methods. The Company believes that U.S. nuclear power plants, medical and research institutions and other commercial generators currently spend in excess of $150 million annually on commercial LLRW treatment. The Company's licensed facilities in Richland, Washington and its proposed facilities in Aiken, South Carolina are strategically located close to two major DOE sites, the Hanford and Savannah River Reservations. The DOE estimates that the total treatment costs for the LLRW stored at its Hanford and Savannah River Reservations alone will exceed $850 million through 2010. In addition to these two DOE sites, the Company currently treats LLRW from other DOE sites and expects to continue to do so in the future. Since 1988, the Company has treated several million pounds of LLRW, over 115,000 pounds of which have been treated since September 1997 using the Company's SAFGLAS vitrification system.

  In 1994, the Company commenced the licensing process for its Richland facilities to treat LLMW, which is LLRW mixed with hazardous constituents. The Company believes its Richland facilities will receive final approval in 1998 for full-scale thermal and non-thermal LLMW processing, which is anticipated to begin in 1999. The Company believes that its mixed waste treatment facility will be the first privately owned facility in the United States licensed to thermally and non-thermally treat a broad spectrum of commercial and government-generated LLMW. The Company has been awarded the first privatized contracts to thermally and non-thermally treat LLMW from DOE-Hanford, with the contract for thermal treatment having a maximum value of $24 million for treating 175,000 cubic feet of waste over ten years. The DOE estimates that the LLMW treatment costs for Hanford and Savannah River alone will exceed $580 million through 2010. The Company expects to compete for LLMW treatment contracts at all DOE sites.

  The Company operates through its Fixed Facilities Group, which manages its waste treatment operations, and its Field Engineering Group, which addresses on-site decontamination and decommissioning of radioactive facilities ("D&D") and environmental restoration of sites contaminated with radioactive and hazardous waste.

Historically, a majority of the Company's revenue has been derived from on-site services. The Company has completed over 150 environmental restoration projects since 1989 and provided D&D services for over a decade. The synergies between the on-site remediation services of its Field Engineering Group and the waste treatment operations of its Fixed Facilities Group enhance the Company's ability to compete for commercial and government LLRW and LLMW treatment contracts.

  In the last three years, the Company has formed teaming relationships with, among others, Lockheed Martin Corporation ("Lockheed Martin"), Morrison Knudsen Corporation ("Morrison Knudsen") and Jacobs Engineering Group Inc. ("Jacobs Engineering") to pursue large contract awards requiring diverse waste management and treatment expertise. The Company intends to continue to enter into such relationships and is currently in the early stage of pursuing similar strategic alliances with foreign entities in selected Pacific Rim markets with established LLRW or LLMW clean-up initiatives or where scarcity of land and high disposal costs create an opportunity for vitrification treatment technologies.

  The Company was incorporated in Texas in 1976 under the name "Allied Nuclear, Inc.," reincorporated in California in 1980 and changed its name to "ATG Inc." in 1987. Its principal executive offices are located at 47375 Fremont Boulevard, Fremont, California 94538, and its telephone number is: (510) 490-3008.

                                  THE OFFERING

 Common Stock offered....................... 1,700,000 shares
 Common Stock to be outstanding after the
  Offering.................................. 13,215,896 shares(1)
 Use of proceeds............................ For capital expenditures, repayment of short-term
                                             indebtedness, and working capital
                                             and general corporate purposes,
                                             which may include acquisitions
                                             and joint ventures.
 Proposed Nasdaq National Market symbol .... ATGC

--------------------
(1) Based on the number of shares outstanding on December 31, 1997. Excludes 1,000,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $2.09 per share, 298,927 of which were exercisable on such date. See "Description of Capital Stock--Options."

  Unless otherwise indicated, all information in this Prospectus assumes (i) that the Underwriters' over-allotment option and the Representative's Warrants are not exercised, and (ii) that all of the outstanding shares of the Company's Series A Preferred Stock, no par value per share (the "Preferred Stock"), and all of the outstanding shares of the Series A and Series B Redeemable Non-Voting Preferred Stock issued by the Company's consolidated subsidiary, ATG Richland Corporation ("ATG Richland"), are converted prior to the closing of the Offering into an aggregate of 3,983,595 shares of Common Stock. Unless the context suggests otherwise, references in this Prospectus to the "Company" mean ATG Inc. and its consolidated subsidiaries. SAFGLAS(TM), GASVIT(TM) and PLASTIMELT(TM) are trademarks of the Company for which registration is pending. All other trademarks, service marks or trade names referred to in this Prospectus are the property of the respective owners thereof.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1995      1996     1997
                                                    --------  -------- --------
STATEMENT OF OPERATIONS DATA:
  Revenue.......................................... $ 16,070  $ 18,235 $ 19,107
  Gross profit.....................................    6,411     7,153    7,935
  Operating income.................................      209       497      915
  Interest income (expense), net...................     (141)       13       58
                                                    --------  -------- --------
  Income before income taxes.......................       68       510      973
  Provision (benefit) for income taxes.............        2         2      (45)
                                                    --------  -------- --------
  Net income....................................... $     66  $    508 $  1,018
                                                    ========  ======== ========
  Pro forma net income per share(1)
    Basic..........................................                    $   0.09
    Diluted........................................                        0.08
                                                                       ========
  Pro forma weighted average shares outstanding(1)
    Basic..........................................                      11,516
    Diluted........................................                      12,284
                                                                       ========

                                                     DECEMBER 31, 1997
                                            -----------------------------------
                                                                   PRO FORMA
                                            ACTUAL  PRO FORMA(2) AS ADJUSTED(3)
                                            ------- ------------ --------------
BALANCE SHEET DATA:
  Working capital.......................... $ 1,652   $ 1,652       $14,881
  Total assets.............................  37,227    37,227        50,456
  Total indebtedness (including current
   portion)................................   7,582     7,582         7,582
  Mandatorily redeemable preferred stock...  19,416       --            --
  Shareholders' equity.....................     296    19,712        32,941

--------------------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the basis for calculating pro forma net income per share.

(2) Presented on a pro forma basis to give effect to the conversion of all outstanding shares of Mandatorily Redeemable Preferred Stock into an aggregate of 3,983,595 shares of Common Stock prior to the closing of the Offering.

(3) Adjusted to reflect the sale of 1,700,000 shares of Common Stock offered hereby. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information set forth in this Prospectus, investors should carefully consider the following risk factors when evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

DEPENDENCE ON GOVERNMENT LICENSES, PERMITS AND APPROVALS

  The radioactive and hazardous waste management industry is highly regulated. The Company is required to have federal, state and local governmental licenses, permits and approvals for its waste treatment facilities and services. Such licenses, permits or approvals are subject to denial, revocation or modification under a variety of circumstances. Failure to obtain, or to comply with the conditions of, applicable licenses, permits or approvals could adversely affect the Company's business, financial condition and results of operations. As its business expands and as it introduces new technologies, the Company will be required to obtain additional operating licenses, permits or approvals. It may be required to obtain additional operating licenses, permits or approvals if new environmental legislation or regulations are enacted or promulgated or existing legislation or regulations are amended, re-interpreted or enforced differently than in the past. Any new requirements which raise compliance standards may require the Company to modify its waste treatment technologies to conform to more stringent regulatory requirements. There can be no assurance that the Company will be able to continue to comply with all of the environmental and other regulatory requirements applicable to its business. See "Business--Environmental Laws and Regulations; Licensing Processes Applicable to LLRW and LLMW Treatment Facilities."

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT, COMMERCIALIZATION OR ACCEPTANCE OF TECHNOLOGIES

  The Company is in the process of developing, refining and implementing its technologies for the treatment of LLRW, LLMW and other wastes. The Company's future growth will be dependent in part upon the acceptance and implementation of these technologies, particularly its recently developed vitrification technologies for the treatment of LLRW and LLMW. There can be no assurance that successful development of all these technologies will occur in the near future, or even if successfully developed, that the Company will be able to successfully commercialize such technologies. The successful commercialization of the Company's vitrification technologies may depend in part on ongoing comparisons with other competing technologies and more traditional treatment, storage and disposal alternatives, as well as the continuing high cost and limited availability of commercial disposal options. There can be no assurance that the Company's vitrification and related technologies will prove to be commercially viable or cost-effective, or if commercially viable and cost-effective, that the Company will be successful in timely securing the requisite regulatory licenses, permits and approvals for such technologies or that such technologies will be selected for use in future waste treatment projects. The Company's LLMW thermal treatment contract with DOE-Hanford requires the Company to obtain all of the required licenses, permits and approvals for, and to build and place in operation, its LLMW treatment facility by December 31, 1999. The Company's inability to develop, commercialize or secure the requisite licenses, permits and approvals for its waste treatment technologies on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Waste Treatment Technologies."

DEPENDENCE ON ENVIRONMENTAL LAWS AND REGULATIONS

  A substantial portion of the Company's revenue is generated as a result of requirements arising under federal and state laws, regulations and programs related to protection of the environment. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the services offered by the Company. The level of enforcement activities by federal, state and local environmental protection agencies and changes in such laws and regulations also affect the demand for such services. If the requirements of compliance with environmental laws and regulations were to be modified in the future, particularly those relating to the transportation, treatment, storage or disposal of LLRW, LLMW or other wastes, the demand for the Company's services, and its business, financial condition and results of operations, could be materially adversely affected.

See "Business--Environmental Laws and Regulations; Licensing Processes Applicable to LLRW and LLMW Treatment Facilities."

DEPENDENCE ON FEDERAL GOVERNMENT; LIMITS ON GOVERNMENT SPENDING; GOVERNMENT CONTRACTING

  For the fiscal years ended December 31, 1995, 1996 and 1997, approximately 86.3%, 76.8% and 71.3%, respectively, of the Company's total revenue was derived from federal government contracts. The Company expects that the percentage of its revenue attributable to such contracts will continue to be substantial for the foreseeable future. The Company's government contracts generally are subject to cancellation, delay or modification at the sole option of the government. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business--Customers."

  The Company is dependent on government appropriations to fund many of its contracts. Efforts to reduce the federal budget deficit could adversely affect the availability and timing of government funding for the clean-up of DOE, DOD and other federal government sites. The failure by the government to fund future restoration of such sites could have an adverse effect on the Company's business, financial condition and results of operations. In addition, the taxing authority of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") has expired. Although bills to reauthorize Superfund were introduced in Congress in late calendar 1997 and action is anticipated in 1998, the potential for further delay could adversely affect the environmental remediation industry. See "Business--Environmental Laws and Regulations; Licensing Processes Applicable to LLRW and LLMW Treatment Facilities."

  As a provider of services to federal and other government agencies, the Company also faces risks associated with government contracting, which include substantial fines and penalties for, among other matters, failure to follow procurement integrity and bidding rules and employing improper billing practices or otherwise failing to follow prescribed cost accounting standards. Government contracting requirements are complex, highly technical and subject to varying interpretations. As a result of its government contracting business, the Company has been, and expects to be in the future, the subject of audits, and may in the future be subject to investigations, by government agencies. Failure to comply with the terms of one or more of its government contracts could result in damage to the Company's business reputation and the Company's suspension or disqualification from future government contract projects for a significant period of time. The fines and penalties which could result from noncompliance with applicable standards and regulations, or the Company's suspension or disqualification, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Environmental Contractor Risks."

SEASONALITY AND FLUCTUATION IN QUARTERLY RESULTS

  The Company's revenue is dependent on its contract backlog and the timing and performance requirements of each contract. Revenue in the first and second quarters has historically been lower than in the third and fourth quarters, as the Company's customers have tended to be more cautious about transporting radioactive waste during the months when transportation is more likely to be adversely affected by severe weather conditions. The Company's revenue is also affected by the timing of its clients' planned remediation activities and need for waste treatment services, which generally increase during the third and fourth quarters. Due to this variation in demand, the Company's quarterly results fluctuate. Accordingly, specific quarterly or interim results should not be considered indicative of results to be expected for any future quarter or for the full year. Due to the foregoing factors, it is possible that in future quarters the Company's operating results will not meet the expectations of securities analysts and investors. In such event, the price of the Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

  Since 1994, the Company has experienced significant growth, attributable in large part to an increase in the number and size of contracts awarded. The Company is currently pursuing a growth strategy intended to expand its business domestically and internationally. The Company's historical growth has placed, and any future growth may place, significant demands on its operational, managerial and financial resources. There can be no assurance that the Company's current management and systems will be adequate to address any future expansion of the Company's business. In such event, any inability to manage the Company's growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

EQUIPMENT PERFORMANCE; SAFETY AND LICENSE VIOLATIONS

  The Company's ability to perform under current waste treatment contracts and to successfully bid for future contracts is dependent upon the consistent performance of its waste treatment systems at its fixed facilities in conformity with safety and other requirements of the licenses under which the Company operates. The Company's fixed facilities are subject to frequent routine inspections by the regulatory authorities issuing such licenses. In the event that any of the Company's principal waste treatment systems were to be shut down for any appreciable period of time, either due to equipment breakdown or as the result of regulatory action in response to an alleged safety or other violation of the terms of the licenses under which the Company operates, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Waste Treatment Technologies" and "--Operations and Services."

ENVIRONMENTAL CONTRACTOR AND REGULATORY MATTERS

  The rapidly developing and changing regulatory framework governing the Company's business creates significant risks, including potential liabilities from violations of environmental statutes and regulations and liabilities to customers and third parties for damages arising from services performed. The Company's failure to comply with such statutes and regulations, or with the terms and conditions of licenses and permits it holds under these and other statutes and regulations, may result in the imposition of substantial fines and penalties and could adversely affect the Company's ability to carry on its business as presently constituted. In performing services, the Company could potentially be liable for claims brought by its customers for breach of contract, personal injury, property damage, and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a customer, should it prevail in its claims, are potentially large and could include consequential damages. The Company's potential liability is amplified by the increasing tendency to attempt to shift various liabilities arising out of remediation of environmental contamination to contractors through contractual indemnities, such as provisions seeking to require the contractor to assume liabilities for damage or injury to third parties and property and for environmental fines and penalties. Radioactive and hazardous waste management contractors also potentially face liabilities to third parties from various claims, including claims for property damage, personal injury or wrongful death stemming from a release of radioactive or hazardous substances, improper handling of explosives and other hazardous materials, or otherwise. In addition, increasing numbers of claimants assert that companies performing radioactive and hazardous waste management services should be adjudged strictly liable (i.e., liable for damages even though their services were performed using reasonable care), on the grounds that such services involved "abnormally dangerous activities." The Company has adopted a range of risk management programs designed to reduce these risks and potential liabilities, including policies to seek contractual indemnities, other contract administration procedures, and employee health, safety, training and environmental monitoring programs; however, there can be no assurance that such programs will protect the Company from such risks and liabilities. See "Business--Operations and Services" and "--Risk Management and Insurance."

COMPETITION

  In general, the market for radioactive and hazardous waste management services is highly competitive. The Company faces competition in its principal current and planned business lines from both established domestic companies and foreign companies attempting to introduce European waste treatment technologies into the United States. Many of the Company's competitors have greater financial, managerial, technical and marketing resources than the Company. To the extent that competitors possess or develop superior or more cost-effective waste treatment solutions or field service capabilities, or otherwise possess or acquire competitive advantages compared to the Company, the Company's ability to compete effectively could be materially adversely affected. Any increase in the number of licensed commercial LLRW treatment facilities or disposal sites in the United States or any decrease in the treatment or disposal fees charged by such facilities or sites could increase the competition faced by the Company or reduce the competitive advantage of certain of the Company's treatment technologies. See "Business--Market Overview" and "--Competition."

INTERNATIONAL EXPANSION

  A key component of the Company's growth strategy is to expand its business into selected Pacific Rim markets. There can be no assurance that the Company or its strategic alliance partners will be able to market its technologies or services successfully in foreign markets. In addition, there are certain risks inherent in foreign operations, including general economic conditions in each country, varying regulations applicable to the Company's business, seasonal reductions in business activities, fluctuations in foreign currencies or the U.S. Dollar, expropriation, nationalization, war, insurrection, terrorism and other political risks, the overlap of different tax structures, risks of increases in taxes, tariffs and other governmental fees and involuntary renegotiation of contracts with foreign governments. There can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of foreign countries within which the Company operates or will operate will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company's future success depends on its continuing ability to attract, retain and motivate highly qualified managerial, technical and marketing personnel. The Company is highly dependent upon the continuing contributions of its key managerial, technical and marketing personnel. The Company's employees may voluntarily terminate their employment with the Company at any time, and competition for qualified technical personnel, in particular, is intense. The loss of the services of any of the Company's managerial, technical or marketing personnel could materially adversely affect the Company's business, financial condition and results of operations. The Company maintains a $1.5 million key man life insurance policy on the life of each of Doreen M. Chiu and Frank Y. Chiu. There can be no assurance that such amount will be sufficient to compensate the Company for the loss of the services of these individuals. See "Business--Employees" and "Management."

FOCUS ON LARGER PROJECTS

  The Company increasingly pursues large, multi-year contracts as a method of achieving more predictable revenue, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. These larger projects impose significant risks if actual costs are higher than those estimated at the time of bid. A loss on one or more of such larger contracts could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, failure to obtain, or delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue to the Company than anticipated. See "Business-- Customers," "--Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

POTENTIAL ENVIRONMENTAL LIABILITY AND INSURANCE

  Since the Company routinely works with radioactive and hazardous materials, the Company may be subject to liability claims by employees, customers and third parties. There can be no assurance that the Company's existing liability insurance is adequate to cover claims asserted against the Company, that all claims asserted against the Company will be covered by insurance or that the Company will be able to maintain such insurance in the future. An uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Risk Management and Insurance."

DEPENDENCE ON AND LIMITED PROTECTION OF TECHNOLOGY AND INTELLECTUAL PROPERTY; POTENTIAL LITIGATION

  The Company's ability to compete effectively is dependent upon its vitrification and other waste treatment technologies. The Company principally relies upon a combination of trade secret and trademark laws, employee and third party non-disclosure agreements, licenses from owners of patents and other intellectual property rights, and other methods to establish and protect the proprietary aspects of its waste treatment technologies. In addition, the Company has filed one patent application currently pending in the U.S. Patent and Trademark Office. There can be no assurance that the patent will issue, and there can be no assurance regarding the scope, validity or value of any patents or other methods of intellectual property rights protection relied upon by the Company. Further, there can be no assurance that the steps taken to protect proprietary technologies by the Company and the owners of any licensed patents and other intellectual property rights will be adequate to prevent the use of these technologies by third parties. There can be no assurance that others will not develop proprietary technologies and processes which are the same as or superior to those of the Company. In the event that the Company pursues overseas projects, there can be no assurance that steps taken by the Company and the owners of any licensed patents and other intellectual property rights to protect their proprietary technologies will be adequate under the laws of certain foreign countries. The loss of patent or other forms of intellectual property rights protection on the Company's technology or the circumvention of such protection by competitors could have a material adverse effect on the Company's ability to compete successfully with its waste treatment technologies. See "Business--Intellectual Property."

  Many technology fields are characterized by the existence of a large number of patents and frequent litigation regarding possible infringement. Although the Company does not believe that any of its technologies infringes the patent rights of third parties, there can be no assurance that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty or other settlement arrangements or result in costly litigation.

NEED FOR ADDITIONAL CAPITAL

  In addition to the proceeds from the Offering, the Company believes that it will need additional capital in order to implement its growth strategy. There can be no assurance that the Company will be successful in raising the requisite amount of financing when needed, or, that if successful, the terms of such financing will be favorable to the Company. If the Company is not successful in raising such financing, it will need to curtail or scale back its planned expansion, which could adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Growth Strategy."

ABSENCE OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE;
DILUTION

  Prior to the Offering there has been no public market for the Common Stock. Although the Company has applied to have the Common Stock included on the Nasdaq National Market, there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and the Representative, and may not be indicative of the market price at which the Common Stock will trade after the Offering. (See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.) Additionally, the market price of the Common Stock may be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results and other factors, including announcements of new contracts or technical innovations by the Company or its competitors, changes in government regulations relating to the environment, the volume of market transactions in the Common Stock and general market conditions.

  Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in the net tangible book value of their shares. See "Dilution." To the extent that the Representative's Warrants, any of the outstanding options to purchase an aggregate of 1,000,000 shares of Common Stock or any options granted in the future under the Company's 1998 Stock Ownership Incentive Plan or 1998 Non-Employee Directors' Stock Option Plan are exercised, the percentage ownership interests of the Company's shareholders will be diluted proportionately. See "Underwriting," "Description of Capital Stock--Options," "Management--Employee Benefit Plans--Stock Ownership Incentive Plan" and "-- Board of Directors--Non-Employee Directors' Stock Option Plan."

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could have an adverse effect on the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding approximately 13,215,896 shares of Common Stock (13,470,896 shares, if the Underwriters' over-allotment option is exercised in full), of which 1,700,000 shares offered hereby (1,955,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act to the extent they are not held by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 11,515,896 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144. The Company's officers, directors and certain shareholders have executed lock-up agreements generally providing that they will not sell or otherwise dispose of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Van Kasper & Company. Taking into account the existence of such lock-up agreements and assuming the shareholders are not released from these agreements, all 11,515,896 shares constituting restricted securities will become eligible for sale under Rule 144 180 days after the date of this Prospectus, of which 2,520,926 shares will be held by affiliates. Shares eligible to be sold by affiliates are generally subject to volume limitations under Rule 144. The existence of a large number of shares eligible for future sale could have an adverse effect on the Company's ability to raise additional equity capital or on the price at which such equity capital could be raised. See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

  The Company has never declared or paid any dividends on the Common Stock. The Company currently anticipates that it will retain all future earnings for use in the operation and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of the Company's outstanding bank borrowings currently prohibit the payment by the Company of dividends without the lender's prior approval. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, at an assumed initial public offering price of $9.00 per share (the midpoint of the price range set forth on the outside front cover page of this Prospectus), and after deducting estimated offering expenses and underwriting discounts, are estimated to be approximately $13,229,000 ($15,329,000 if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds from the Offering approximately as follows: (i) $4.0 million for capital equipment at its Richland, Washington facilities; (ii) $2.0 million to develop its future U.S. east coast waste treatment facilities; (iii) $4.0 million to repay all amounts of principal and interest outstanding under its bank line of credit; and (iv) the balance for working capital and general corporate purposes, which may include possible acquisitions or joint ventures in connection with the expansion of its existing business lines. The Company is not currently a party to any commitments or agreements relating to, and is not currently involved in any negotiations with respect to, any such acquisitions or joint ventures.

  The Company expects that the net proceeds of the Offering, together with anticipated cash flow from operations and available borrowings under the Company's credit facility, will satisfy its cash requirements for the next 12 months. See "Risk Factors--Need for Additional Capital." Pending application of the net proceeds of the Offering to the uses described above, the Company intends to invest the proceeds in short-term investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company currently intends to retain any future earnings for use in the operation and growth of its business. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future decision to declare or pay cash dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company at that time, as well as other factors that the Company's Board of Directors (the "Board"), in its sole discretion, may consider relevant. In addition, the terms of the Company's bank borrowings currently prohibit the payment by the Company of cash dividends on the Common Stock without the lender's prior approval.

                                   DILUTION

  As of December 31, 1997, the pro forma net tangible book value per share of the Common Stock was $1.67. Pro forma net tangible book value per share of Common Stock is equal to the total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock deemed to be outstanding. After giving effect to the issuance of shares in the Offering at an assumed initial public offering price of $9.00 per share, and after deducting estimated offering expenses and underwriting discounts, the adjusted pro forma net tangible book value per share of Common Stock as of December 31, 1997 would have been $2.46. This represents an immediate dilution of $6.54 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per share ................        $9.00
     Pro forma net tangible book value per share as of December 31,
      1997(1) .....................................................  $1.67
     Increase attributable to the Offering ........................    .79
                                                                     -----
   Adjusted pro forma net tangible book value per share after
    Offering ......................................................         2.46
                                                                           -----
   Dilution to new investors.......................................        $6.54
                                                                           =====

  The following table summarizes, on a pro forma basis as of December 31, 1997, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders of the Company and new investors purchasing shares offered hereby, assuming an initial public offering price of $9.00 per share:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
   Existing
    shareholders(1)........ 11,515,896   87.1% $21,488,000   58.4%     $1.87
   New investors...........  1,700,000   12.9   15,300,000   41.6       9.00
                            ----------  -----  -----------  -----
     Total................. 13,215,896  100.0% $36,788,000  100.0%
                            ==========  =====  ===========  =====

---------------------
(1) The above computations assume no exercise after December 31, 1997 of any of the outstanding options to purchase shares of the Common Stock. As of December 31, 1997, there were options outstanding to purchase a total of 1,000,000 shares of Common Stock at a weighted average exercise price of $2.09 per share, 298,927 of which were exercisable on such date. To the extent these options are exercised, there will be further dilution to new investors. See "Description of Capital Stock--Options."

                                CAPITALIZATION

  The following table sets forth the actual and pro forma capitalization of the Company as of December 31, 1997, and the pro forma capitalization as adjusted to give effect to the sale of 1,700,000 shares of Common Stock offered hereby, and the receipt and application of the estimated net proceeds therefrom. The pro forma capitalization gives effect to the conversion of all outstanding shares of Mandatorily Redeemable Preferred Stock into an aggregate of 3,983,595 shares of Common Stock prior to the closing of the Offering. The capitalization information set forth in the table below is unaudited and qualified by and should be read in conjunction with the Company's more detailed Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                       DECEMBER 31, 1997
                                                 ------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                 -------  --------- -----------
                                                        (IN THOUSANDS)
Current portion of long-term debt............... $ 1,380   $ 1,380    $ 1,380
                                                 =======   =======    =======
Long-term debt, less current portion............ $ 6,202   $ 6,202    $ 6,202
                                                 -------   -------    -------
Mandatorily Redeemable Preferred Stock:
  Series A and ATG Richland's Series A and B
   Preferred Stock, no par value, 6,000,000
   shares authorized, 3,029,291 shares issued
   and outstanding (actual); none issued and
   outstanding (pro forma and as adjusted)......  19,416       --         --
                                                 -------   -------    -------
Shareholders' equity:
  Common Stock, no par value, 20,000,000 shares
   authorized, 7,532,301 shares issued and
   outstanding (actual); 11,515,896 shares
   issued and outstanding (pro forma);
   13,215,896 shares issued and outstanding (as
   adjusted)....................................   6,337    21,795     35,024
  Deferred compensation.........................    (272)     (272)      (272)
  Accumulated deficit...........................  (5,769)   (1,811)    (1,811)
                                                 -------   -------    -------
    Total shareholders' equity..................     296    19,712     32,941
                                                 -------   -------    -------
      Total capitalization...................... $25,914   $25,914    $39,143
                                                 =======   =======    =======

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the selected balance sheet data as of December 31, 1996 and 1997 are derived from and are qualified by reference to and should be read in conjunction with the more detailed Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus, audited by Coopers & Lybrand L.L.P., independent accountants. The selected statement of operations data for the year ended December 31, 1994 and selected balance sheet data as of December 31, 1994 and 1995 are also derived from audited financial statements of the Company which are not included herein. The selected statement of operations data for the year ended
December 31, 1993 and the selected balance sheet data as of December 31, 1993 are derived from unaudited financial statements of the Company which are not included herein.

                                          YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------
                                    1993      1994     1995     1996    1997
                                 ----------- -------  -------  ------- -------
                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue........................    $11,451   $11,723  $16,070  $18,235 $19,107
Cost of revenue................      6,277     7,194    9,659   11,082  11,172
                                   -------   -------  -------  ------- -------
Gross profit...................      5,174     4,529    6,411    7,153   7,935
Sales, general and
 administrative expenses.......      4,453     4,876    6,202    6,656   7,020
                                   -------   -------  -------  ------- -------
Operating income (loss)........        721      (347)     209      497     915
Interest income (expense), net.       (394)      (19)    (141)      13      58
                                   -------   -------  -------  ------- -------
Income (loss) before income
 taxes.........................        327      (366)      68      510     973
Income tax expense (benefit)...         --        (2)       2        2     (45)
                                   -------   -------  -------  ------- -------
Net income (loss)..............    $   327   $  (364) $    66  $   508 $ 1,018
                                   =======   =======  =======  ======= =======
Pro forma net income per
 share(1)
  Basic........................                                        $  0.09
  Diluted......................                                           0.08
                                                                       =======
Pro forma weighted average
 shares outstanding(1)
  Basic........................                                         11,516
  Diluted......................                                         12,284
                                                                       =======

                                              DECEMBER 31,
                         -------------------------------------------------------
                                                                      PRO FORMA
                            1993      1994    1995    1996    1997      1997
                         ----------- ------- ------- ------- ------- -----------
                         (UNAUDITED)                                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital ........   $   569   $ 2,359 $ 3,903 $ 4,333 $ 1,652   $ 1,652
Total assets............    10,396    15,699  21,182  26,976  37,227    37,227
Total indebtedness
 (including current
 portion)...............     5,032     5,050   5,284   3,983   7,582     7,582
Mandatorily redeemable
 preferred stock........        --     5,444   9,403  16,319  19,416        --
Shareholders' equity....     1,480     1,491     890     630     296    19,712

---------------------
(1) See Note 2 of Notes to Consolidated Financial Statements--Computation of Pro Forma Net Income Per Share. Historical income (loss) per share prior to 1997 has not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the Offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus. Except for the historical information contained herein, the discussions in this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  The Company is a radioactive and hazardous waste management company that offers comprehensive treatment solutions for LLRW, LLMW and other waste generated by the DOD, DOE and commercial entities such as nuclear power plants, medical facilities and research institutions. Founded in 1976 to provide technical consulting and support services to participants in the nuclear power industry, the Company expanded into D&D services in 1980 when it received its first multi-year contract for a DOE facility. Following an employee leveraged buy-out in 1984, new management commenced the diversification of the Company's business into waste processing and treatment. The Company principally derives its revenue from the waste treatment operations of its Fixed Facilities Group and the on-site remediation services of its Field Engineering Group.

  The U.S. government represented 86.3%, 76.8% and 71.3% of the Company's total annual revenue for the years 1995, 1996 and 1997, respectively. Revenue from commercial entities, primarily nuclear power plants, industrial concerns and medical and research institutions, has increased in recent years and is expected to represent an increasing portion of the Company's business. Revenue from waste treatment processing is recognized as waste is processed. Field engineering services are provided under fixed price, cost plus or unit price contracts. Revenue from fixed price and cost plus contracts is recognized utilizing the percentage of completion method of accounting; revenue from unit price contracts is recognized as the units are processed and completed. Revenue also includes non-refundable fees received under the terms of technology transfer agreements.

  The Company's revenue is dependent on the amount of its contract backlog, the timing and performance requirements of each contract and, in the case of government contracts, annual budget limitations and public sector budget constraints. Revenue in the first and second quarters has historically been lower than in the third and fourth quarters, as the Company's customers have tended to be more cautious about transporting radioactive waste during the months when transportation is more likely to be adversely affected by severe weather conditions. The Company's revenue is also affected by the timing of its clients' planned remediation activities and need for waste treatment services, which generally increase during the third and fourth quarters. Due to this variation in demand, the Company's quarterly results fluctuate. Accordingly, specific quarterly or interim results should not be considered indicative of results to be expected for any future quarter or for the full year.

  Gross profit percentages reflect the mix of the Company's business, which varies from time to time. Gross profit margins are generally higher for technology transfer agreements involving up-front, non-refundable, exclusive licensing fees payable to the Company, and, due to the extensive expertise the Company has developed in this area, when the Company is processing radioactive waste, while margins on nonradioactive waste projects generally are lower. The Company intends to focus a significant portion of its business on SAFGLAS vitrification of LLRW in 1998 and on LLMW processing in 1999.

  The Company operates its fixed facilities under regulation of, and licenses and permits issued by, various federal, state and local agencies. There is no assurance as to the successful outcome of any pending licensing and permitting efforts. The licensing and permitting process is subject to regulatory approval, time delays, community opposition and potentially stricter governmental regulation. The Company's inability to obtain licenses or permits on a timely basis, delays or changes in facility construction programs or the cancellation of pending projects could have a material adverse effect on the Company's financial position and results of operations.

  The Company has historically relied upon the integration of proven technologies with the Company's know-how and processes, and has not incurred significant levels of research and development spending. Most of the research and development activities conducted to date have related to the design and construction of its fixed operating facilities, particularly in connection with the SAFGLAS system. The Company anticipates that its research and development efforts will continue to be moderate and that the costs associated with future research and development will not be material to the Company's results of operations.

  The Company increasingly pursues multi-year and longer term contracts as a method of achieving more predictable revenue, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs. The Company currently focuses on large, multi-year site-specific and term contracts in the areas of LLRW and LLMW treatment, environmental restoration and D&D, and has in recent years been awarded a number of large government term contracts which, in most cases, require several years to complete. These government term contracts are subject to cancellation, delay or modification at the sole option of the government at any time, to annual funding limitations and public sector budget constraints and, in many cases, to actual delivery orders being released. Such projects, which may create an opportunity for the Company to realize margins higher than on other types of contracts, also impose heightened risks of loss if, for example, actual costs are higher than those estimated at the time of bid. A loss on one or more of such larger contracts could have a material adverse effect on the Company's financial condition and results of operations. In addition, failure to obtain, or delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue to the Company than anticipated.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1996   1997
                                                            -----  -----  -----
     Revenue............................................... 100.0% 100.0% 100.0%
     Cost of revenue.......................................  60.1   60.8   58.5
                                                            -----  -----  -----
     Gross profit..........................................  39.9   39.2   41.5
     Sales, general and administrative expenses............  38.6   36.5   36.7
                                                            -----  -----  -----
     Operating income......................................   1.3    2.7    4.8
     Interest income (expense), net........................  (0.9)   0.1    0.3
     Provision (benefit) for income taxes..................   --     --    (0.2)
                                                            -----  -----  -----
     Net income............................................   0.4%   2.8%   5.3%
                                                            =====  =====  =====

 COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

  Revenue. Revenue for 1997 was $19.1 million, an increase of $0.9 million, or 4.8%, compared to $18.2 million in 1996. The growth in revenue resulted from a change in mix of the business services and the receipt of fees for technology transfer agreements. Revenue from waste treatment services was $9.6 million in 1997 compared to $8.9 million in 1996. Revenue from field engineering services was $7.5 million in 1997 compared to $9.3 million in 1996. During 1997 the Company entered into two technology transfer agreements (with total 1997 revenue of approximately $2.0 million derived from up-front, non-refundable, exclusive licensing fees) that provided for the transfer of rights to the processes and technology of the Company on an exclusive basis in selected Asian territories. Revenue from various agencies of the U.S. government accounted for 71.3% and 76.8% of total revenue in 1997 and 1996, respectively. One contract with an agency of the U.S. government accounted for approximately 21.0% of the Company's total revenue for 1997. Two contracts with agencies of the U.S. government accounted for 12.5% and 12.0%, respectively, of the Company's total revenue for 1996.

  Gross Profit. Gross profit for 1997 was $7.9 million, an increase of $0.7 million, or 10.9%, compared to $7.2 million for 1996. Gross profit as a percentage of revenue increased to 41.5% in 1997 compared to 39.2% in 1996. Gross profit percentages reflect the various mixes of the Company's business services from time to time.

Gross profit in 1997 includes the effect of the technology transfer licensing fee revenue. Gross profit margins are generally higher for technology transfer agreements and, due to the extensive expertise the Company has developed in this area, when the Company is processing radioactive waste, while margins on nonradioactive waste projects generally are lower. Although the gross profit margins increased from 1997 to 1996, there can be no assurance that similar margins will be attained in future periods. Any shift in the mix of business in future periods to lower margin projects could adversely affect the Company's results of operations.

  Sales, General and Administrative Expenses. Sales, general and administrative expenses (including stock-based compensation expense) were $7.0 million for 1997, an increase of $0.3 million, or 5.5%, compared to $6.7 million in 1996. Sales, general and administrative expenses were 36.7% of revenue in 1997 compared to 36.5% of revenue in 1996. Sales, general and administrative expenses support the domestic sales and marketing activities and the financial, administrative, information systems and human resources functions of the Company. The overall increase as a percentage of revenue is attributable to the Company's hiring in 1997 of senior management personnel to support the Company's future growth.

  Interest Income and Interest Expense. Interest income was $58,000 in 1997 compared to $142,000 in 1996. The decrease in interest income is attributable to a lower overall average of cash available for investment in 1997. In 1996 the Company sold $5.9 million of preferred stock and invested the net proceeds in interest bearing accounts until they were needed for capital expenditures and working capital. In 1997 the Company sold $1.7 million in additional preferred stock. Interest expense was nil in 1997 as the result of the Company capitalizing $891,000 of interest on construction in progress in accordance with generally accepted accounting principles. (See Note 5 of Notes to Consolidated Financial Statements.) Interest expense in 1996 was $129,000, which was net of $446,000 of interest capitalized on construction in progress.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenue. Revenue for 1996 was $18.2 million, an increase of $2.1 million, or 13.5%, compared to $16.1 million for 1995. The growth in revenue resulted from increases in the size and number of both field engineering and waste treatment projects, and an increase in the number of new customers. Revenue from waste treatment services was $8.9 million in 1996 compared to $8.0 million in 1995. Revenue from field engineering services was $9.3 million in 1996 compared to $8.1 million in 1995. Revenue from various agencies of the U.S. government accounted for 76.8% and 86.3% of total revenue in 1996 and 1995, respectively. One contract with an agency of the U.S. government accounted for 12.5% and 21.9% of the Company's total revenue in 1996 and 1995, respectively. A contract with one other agency of the U.S. government accounted for 12.0% of the Company's total revenue for 1996.

  Gross Profit. Gross profit for 1996 was $7.2 million, an increase of $0.8 million, or 11.6%, compared to $6.4 million in 1995. Gross profit as a percentage of revenue remained relatively constant at 39.2% in 1996 compared to 39.9% in 1995. Gross profit percentages reflect the various mixes of the Company's business services from time to time. The decrease in the gross profit percentage from 1995 to 1996 reflects this change in mix.

  Sales, General and Administrative Expenses. Sales, general and administrative expenses (including stock-based compensation expense) were $6.7 million for 1996, an increase of $0.5 million, or 7.3%, compared to $6.2 million for 1995. Sales, general and administrative expenses were 36.5% of revenue in 1996 compared to 38.6% of revenue in 1995. The overall decrease as a percentage of revenue is attributable to the Company's effort to maintain a level of costs that does not increase at the same rate as revenue.

  Interest Income and Interest Expense. Interest income was $142,000 in 1996 compared to $185,000 in 1995. The decrease in interest income is attributable to a lower overall average of cash available for investment in 1996 than in 1995 due to the timing of sales of preferred stock and the use of the cash for capital expenditures and working capital. Interest expense for 1996 was $129,000 compared to $326,000 for 1995. The higher interest expense in 1995 resulted from an increase in working capital borrowing to finance the increase in accounts receivable in 1995 over 1994. Accounts receivable increased from approximately $3.9 million at fiscal year-end 1994 to $7.4 million at fiscal year-end 1995. Additionally, in 1995 and 1996 the Company capitalized a portion of its interest expense in accordance with generally accepted accounting principles. The interest expense capitalized was directly attributable to construction in progress on the SAFGLAS system.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to 1994, the Company financed its operations, acquired equipment and met its working capital requirements through sales of common stock, borrowings under its revolving line of credit and long-term loans and capital leases secured by property and equipment. In 1994 the Company sold 900,000 shares of Preferred Stock at $5.00 per share. The proceeds from this financing were used to acquire property and equipment in the amount of $3.2 million, and the balance for working capital needs.

  In 1995 the Company's subsidiary, ATG Richland, sold 860,000 shares of its Series A Redeemable Non-Voting Preferred Stock at $5.00 per share and in 1996 sold 990,355 shares of its Series B Redeemable Non-Voting Preferred Stock at $6.00 per share. Of the $10.2 million raised in these two financings, $7.3 million was used to acquire property and equipment, and $2.9 million for working capital. In 1997 ATG Richland sold an additional 278,936 shares of its Series B Redeemable Non-Voting Preferred Stock at $6.00 per share. The
$1.7 million raised in this transaction was primarily used to fund the installation and start-up of the SAFGLAS system at the Company's Richland facilities.

  During 1995 the Company used cash of $3.4 million in its operating activities. Operating cash used in 1995 resulted primarily from an increase in accounts receivable related to significant growth in sales. In 1996, cash of $2.9 million was generated from operations, primarily from increased profitability and reduction in accounts receivable as well as other working capital changes. In 1997, cash of $1.0 million was generated from operations, primarily from increased profitability.

  Significant outlays of cash have been needed to acquire property and equipment, primarily for the Company's Richland facilities. Property and equipment acquisitions totaled $2.7 million, $4.6 million and $7.8 million in 1995, 1996 and 1997, respectively. The Company anticipates that continued expansion of its Richland LLRW treatment facilities will cost approximately $4.0 million, which the Company plans to finance from the proceeds of the Offering. The Company currently expects to spend an additional approximately $10 million for the construction of the mixed waste treatment facility to be sited at its Richland facilities.

  The working capital of the Company was approximately $1.7 million at December 31, 1997. The Company's principal sources of liquidity at December 31, 1997 consisted of $2.6 million of cash and cash equivalents. It is anticipated that bank borrowings will be repaid from the proceeds of the Offering. The Company is presently in negotiations to increase the principal amount of its bank line of credit to $10.0 million.

  The Company believes that the net proceeds from the Offering, together with the availability of its line of credit and cash generated from operations, will be sufficient to meet the Company's capital requirements for the next 12 months. Depending on its rate of growth and profitability, the Company may require additional equity or debt financing to meet its future working capital or capital expenditure needs. There can be no assurance that such additional financing will be available or, if available, that such financing can be obtained on terms satisfactory to the Company.

ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for the Company's 1998 fiscal year.

YEAR 2000 MODIFICATIONS

  The Company is not highly dependent on internal computer systems, and does not, as a general matter, interact electronically with its customers or suppliers. The Company is currently reviewing its computer systems in order to evaluate what, if any, corrections or modifications may be necessary for the year 2000.

                                   BUSINESS

  See "Glossary" for definition of certain terms used in this section and elsewhere in this Prospectus.

GENERAL

  The Company, founded in 1976, is a radioactive and hazardous waste management company that offers comprehensive treatment solutions for LLRW and LLMW generated by the DOD, the DOE and commercial entities such as nuclear power plants, medical facilities and research institutions. The Company's thermal treatment technologies vitrify waste into leach-resistant glass for long-term storage or disposal. Compared with the more traditional incineration methods, the Company's vitrification process results in significantly less effluents, provides a more stable end product and achieves comparable volume and mass reduction at similar total treatment and disposal costs.

  The Company operates through its Fixed Facilities Group, which manages its waste treatment operations, and its Field Engineering Group, which addresses D&D of radioactive facilities and environmental restoration of sites contaminated with radioactive and hazardous waste. The synergies between the on-site remediation services of its Field Engineering Group and the waste treatment operations of its Fixed Facilities Group enhance the Company's ability to compete for commercial and government LLRW and LLMW treatment contracts. The Company directs waste removed from the field to its fixed facilities for treatment when more cost-effective for the customer. In addition, the Company's radioactive material license issued by the State of Washington with respect to its Richland facilities includes reciprocity provisions that the Company believes allow it to thermally and non-thermally treat radioactive waste at customer sites in all fifty states.

  The Company believes that it possesses a number of competitive advantages which distinguish it from other radioactive and hazardous waste management companies, including the broad and comprehensive spectrum of the services it offers, the extensive portfolio of licenses and permits it holds or is in the process of obtaining, the cost-efficiency and environmental integrity of its waste treatment technologies, and its established positioning with both commercial and government customers, as well as with U.S. federal, state and local environmental regulators.

MARKET OVERVIEW

  General. The worldwide environmental services industry is diverse and growing. This growth has been driven by extensive legislation and governmental regulation aimed at protecting the environment and requiring responsible parties to clean up existing environmental hazards. According to industry publications, the overall worldwide market for environmental services, including solid waste management and water treatment services, was approximately $300 billion in 1996, including approximately $140 billion in the United States, and is expected to grow over the succeeding decade at an annual rate of 5%, with the U.S. growth rate estimated at 4% annually and the growth rate in Asia (excluding Japan) estimated at 17% annually over this same period.

  The Company believes that the specific environmental services markets within which it competes have evolved so that actual remediation and site clean-up, including the treatment and disposal of LLRW, LLMW and hazardous waste, will command a growing portion of environmental resources worldwide. The following is a description of each of these types of waste and a summary of the potential market for the services offered by the Company.

  LLRW Treatment Market. Radioactive waste is categorized as either high-level radioactive waste or low-level radioactive waste. Such waste is generated by government facilities and by commercial enterprises such as nuclear power plants, medical laboratories and university and industrial research and development facilities. LLRW is all radioactive material other than high-level radioactive waste ("HLW"). HLW is primarily comprised of spent nuclear fuel rods from nuclear reactors and highly radioactive waste generated by the processing of nuclear materials for weapons production. Most LLRW consists of relatively large amounts of waste materials contaminated with small amounts of radioactivity, such as contaminated equipment, protective clothing, paper, rags, packing material, liquids and sludge. The Company has been engaged in the business of handling, treating, storing and disposing of LLRW since 1988.

  The Company estimates that currently more than $150 million is spent annually in the United States on the treatment of commercial LLRW. The Company believes that the size of the commercial LLRW treatment market in the United States will increase significantly as the result of the LLRW required to be treated in connection with the expected decommissioning of up to ten nuclear power plants in the United States over the next decade. Significant demand exists in the United States for the volume and mass reduction of commercially generated LLRW, as there are at present only two full-service disposal sites in the nation accepting such waste. These sites, which are located in Barnwell, South Carolina and Richland, Washington, base the disposal fees charged to customers on the volume and mass of the waste to be disposed. The Barnwell disposal site, which currently services the majority of commercial LLRW generators in the United States, has increased its disposal fees by approximately 300% over the past five years. The current disposal fees at this site are approximately $400 per cubic foot, and from $4.00 to $7.00 per pound, depending upon the waste's density and activity levels. The disposal fees charged by the Richland site are significantly lower, but this site is only permitted to accept waste generated in 11 states. In addition, there is a disposal facility in Clive, Utah that also charges disposal fees significantly lower than those charged by the Barnwell site, but it is currently permitted to accept LLRW with only small concentrations of radioactivity. See "-- Competition." There are at present only two companies licensed to offer volume and mass reduction by thermal treatment of a broad spectrum of commercial LLRW in the United States: the Company, through its SAFGLAS vitrification technology, and GTS Duratek, Inc. ("Duratek"), through its incineration treatment processes.

  Significant amounts of LLRW are also generated by and stored on federal government sites, principally the former nuclear weapon production facilities administered by the DOE. The DOE estimates that there is in excess of 53 million cubic feet of LLRW either currently stored or expected to be generated during the next 20 years at DOE facilities throughout the United States alone. Of this estimated total, DOE-Hanford and DOE-Savannah River account for approximately 6% and 34%, respectively. The DOE also estimates that the total treatment costs for the LLRW at these two sites alone will exceed $850 million through the year 2010.

  LLMW Treatment Market. Low-level mixed waste is low-level radioactive waste co-mingled with hazardous substances regulated by the Resource Conservation and Recovery Act of 1976 ("RCRA") and/or toxic substances regulated by the Toxic Substances Control Act of 1976 ("TSCA"). LLMW results from a variety of activities, including the processing of nuclear materials used in nuclear weapon production, nuclear energy research and the generation of nuclear energy. The clean-up of government-generated LLMW is driven by the Federal Facilities Compliance Act of 1992 (the "FFCA"), which requires that radioactivity-contaminated federal facilities meet waste clean-up targets by specified dates. For example, DOE-Hanford is required to commence non-thermal treatment of the LLMW stored there by September 30, 1999, and thermal treatment of such waste by December 31, 2000.

  Significant quantities of untreated LLMW have accumulated in the United States, as approved treatment solutions applicable to a broad range of such waste streams have previously not been available. The DOE estimates that there is in excess of 7.7 million cubic feet of LLMW either currently stored or anticipated to be generated over the next two decades throughout the United States at DOE facilities alone, with approximately 16% and 9% of this estimated total allocated to the DOE's Hanford and Savannah River Reservations, respectively. The DOE also estimates that the treatment cost for the LLMW at these sites alone will exceed $580 million through the year 2010. The Company is not aware of any reliable estimates of the existing backlog of commercially generated LLMW awaiting treatment at generators' sites. However, according to a survey study sponsored by the Nuclear Regulatory Commission ("NRC") and the Environmental Protection Agency ("EPA"), approximately 140,000 cubic feet of LLMW was commercially generated in the United States in 1990. The Company believes that the size of the commercial LLMW treatment market in the United States will increase significantly as the result of the LLMW required to be treated in connection with the expected decommissioning of up to ten nuclear power plants in the United States over the next decade.

  The Company believes that its mixed waste treatment facility will, upon completion of its pending permitting process, be the first privately owned facility in the United States licensed to thermally and non-thermally treat a broad spectrum of commercial and government-generated LLMW.

  Hazardous Waste Treatment Market. Hazardous waste is waste that is classified as hazardous under RCRA and/or toxic under TSCA. The list of "hazardous substances" covered by these laws is extensive and includes a large number of chemicals, metals, pesticides, biological agents, toxic pollutants and other substances. The Company to date has not attempted to penetrate the large and highly competitive hazardous waste treatment market, except as a component of the environmental restoration and D&D services provided by its Field Engineering Group. Historically, the Company has processed a broad range of hazardous substances at client sites in the execution of environmental restoration and D&D projects.

GROWTH STRATEGY

  To expand its business, the Company plans to (i) establish significant positions in certain emerging or underserved, higher-margin segments within the markets for treatment of LLRW, LLMW, hazardous and other waste, (ii) increase its participation on teams bidding for and executing large-scale, multi-year D&D and environmental restoration contracts, and (iii) enhance its ability to provide on-site full-service solutions for D&D and environmental restoration projects. The Company's growth strategy is focused on achieving the following five objectives:

    Increase Market Share in Domestic Commercial LLRW Treatment Market. The Company intends to increase its share of the domestic commercial LLRW treatment market by marketing its SAFGLAS vitrification system as a competitive alternative to incineration, the only other thermal treatment method widely available in the United States for commercial LLRW. As disposal costs have increased significantly in recent years, the volume and mass reduction achievable by thermal treatment has become a critical factor in selecting a waste treatment solution for many commercial LLRW generators. With the commencement of the commercial operation of its SAFGLAS system in the third quarter of 1997, the Company now offers a non-incineration thermal process that results in total treatment and disposal costs for the customer comparable to those achieved by incineration. Additionally, the end-stage glass product resulting from this process is more suitable for long-term storage and disposal than incineration fly ash. The Company believes that any competitor attempting to build and operate a commercial LLRW thermal treatment facility in the United States would require several years to secure the requisite regulatory approvals.

    Establish Significant Position in Domestic LLMW Treatment Market. The Company intends to establish a significant position in the United States market for treatment of LLMW. The market for domestic LLMW treatment is in an early stage because approved technologies capable of treating a broad spectrum of low-level mixed waste streams previously have not been available. The Company has developed its GASVIT vitrification system for LLMW treatment and anticipates completing the pending licensing process for both thermal and non-thermal LLMW treatment methods at its Richland facilities in the fourth quarter of 1998. Thereafter, the Company expects to take approximately six and 12 months, respectively, to place its non-thermal and thermal treatment processes in operation. As a consequence, the Company believes it is positioned to be the first company to own and operate a private facility in the United States capable of thermally and non-thermally treating a broad spectrum of low-level mixed waste streams produced by commercial and government waste generators. The Company believes that any competitor attempting to build and operate a commercial LLMW thermal treatment facility in the United States would require a significant start-up period in which to develop and commercialize its technology and secure the requisite regulatory approvals. Consequently, the Company may have several years in which to establish its position in this market before experiencing significant competition.

    Enhance its Ability to Compete for Large Project Contract Awards. The Company intends to increase its participation on project teams led by large firms when such relationships are a practical requirement to compete successfully for large project contract awards. Increasingly, large-scale, multi-year D&D and environmental restoration contracts, whether to be performed domestically or overseas, require a team of companies with complementary expertise and skills within the industry, usually led by a large, multinational engineering or construction company. The Company believes that its expertise in niche areas within the radioactive and hazardous waste management industry makes it an attractive candidate for inclusion in teams competing for such contracts. In the last three years, the Company has been a member of teams executing DOE and DOD projects led by, among others, Lockheed Martin, Morrison Knudsen and Jacobs Engineering.

    Expand into Pacific Rim Markets. The Company intends to offer its SAFGLAS and GASVIT vitrification technologies for local treatment of LLRW and LLMW in selected Pacific Rim markets. The high cost of LLRW and LLMW disposal costs in a number of Pacific Rim countries favors thermal treatment for such wastes, while regulatory restrictions and other environmental concerns may limit incineration as a treatment process. The Company also believes there is a significant market for vitrification in the treatment and recycling of fly ash resulting from incineration of municipal waste in certain Pacific Rim markets where scarce land resources make landfill disposal of the ash uneconomical. Vitrification of fly ash through the Company's GASVIT system will allow the ash to be recycled for use as construction material and for other reuse purposes. To further promote use of its technologies and to establish strategic alliance relationships designed to accelerate penetration of these markets, the Company has entered into exclusive technology transfer agreements covering its technologies for Hong Kong, Taiwan and The People's Republic of China.

    Enhance On-Site Full-Service Treatment Capabilities. In order to enhance its ability to provide in-house a full range of D&D and environmental restoration services, including the application of vitrification treatment technology on-site, the Company is in the process of developing smaller-scale, transportable field applications of its GASVIT technology. The Company believes there is a significant trend in favor of D&D and environmental restoration contractors able to provide in-house a full range of such services on-site, including site assessment, feasibility study preparation, remediation design, remediation and removal actions, and thermal and non-thermal waste treatment. The Company believes that the development of smaller-scale, transportable GASVIT units will further distinguish it from most other radioactive and hazardous waste management companies.

WASTE TREATMENT TECHNOLOGIES

  A summary description of the Company's principal waste treatment technologies for LLRW and LLMW is provided in the following table:

                            PRINCIPAL TECHNOLOGIES

----------------------------------------------------------------------------
                WASTE STREAMS    NATURE OF
   TECHNOLOGY      TREATED        PROCESS            OPERATING STATUS
----------------------------------------------------------------------------
    SAFGLAS          LLRW         Thermal     Commercial operation commenced
                                               in September 1997.

----------------------------------------------------------------------------
     GASVIT          LLRW         Thermal     Commercial operation:
                     LLMW                      LLRW scheduled for mid-1998
                                               LLMW scheduled for late 1999

----------------------------------------------------------------------------
   PLASTIMELT        LLMW       Non-Thermal   Commercial operation scheduled
                                               for early 1999.


  The core technology employed in the SAFGLAS and GASVIT systems is vitrification. Although not widely utilized in this country to date, vitrification technologies have been successfully used in Europe for over thirty years, principally in the area of HLW treatment. The EPA has identified vitrification as the Best Demonstrated Achievable Technology (BDAT) for the treatment of HLW, and the Company believes that vitrification will prove to be equally effective in the treatment of waste contaminated with lower levels of radioactivity. In addition, the vitrification process results in significantly less effluents than the more traditional incineration methods of waste treatment. Accordingly, the Company believes vitrification is widely perceived as an environmentally superior waste treatment method. There can be no assurance that the steps taken to protect the Company's technologies will be adequate to prevent the use of such technologies by third parties. See "Risk Factors--Dependence on and Limited Protection of Technology and Intellectual Property; Potential Litigation."


                       [PLACE FOR SAFGLAS BLOCK DIAGRAM]

  The SAFGLAS system is the only non-incineration thermal process at present permitted in the United States
            to treat both commercial and government-generated LLRW.

  SAFGLAS--Thermal Treatment of LLRW by Vitrification. The SAFGLAS system treats a broad spectrum of LLRW in the form of dry active wastes (protective clothing, paper, rags, plastics, wood), low activity resins, aqueous based liquids and sludges, and oils, which eliminates the customer's need to pre-sort wastes to fit the specialized capabilities of a particular waste processor's technology. The primary unit is a Joule-heated glass melter with a multi-zone process chamber based on a technology that has been successfully used for over 15 years in research on hazardous waste treatment. LLRW is fed into a closed pool of molten glass at temperatures in excess of 2000(degrees)F. Most of the organic constituents are destroyed and the radioactive solids are captured within the glass, which is periodically drained into drums for disposal. The Company adapted the basic process to the treatment of LLRW, including devising the systems for feed preparation, waste feeding, and effluent treatment and monitoring. The SAFGLAS system can reduce the volume of the input waste by a factor of up to 200 to 1 and the mass of the input waste by a factor of up to 96%. The Company believes that the highly stable and leach-resistant nature of the glass produced by the SAFGLAS process, as compared to incineration ash, will be significant for waste generators concerned with the potential long-term liabilities associated with the land disposal of LLRW.

  The basic SAFGLAS system is currently being enhanced through the addition of a high temperature drum oven that will process biological LLRW as well as materials with a high water content, and a small (100 lbs./hr.) version of the Company's GASVIT system that will process wastes that either require small batch processing or have very corrosive effluent gas that requires "scrubbing" to remove corrosive constituents. Both the drum oven and the small GASVIT unit exhaust into the second chamber of the basic SAFGLAS unit. The Company therefore refers to the combination of these integrated technologies as the SAFGLAS system. The combination of these processes is designed to treat approximately 12,000 pounds per day at full capacity, which is presently anticipated to occur in 1999. The Company's license allows it to operate the SAFGLAS system 24 hours a day.

                          [PLACE FOR GASVIT PICTURE]

  GASVIT--Thermal Destruction of LLMW by Gasification/Vitrification. The Company has acquired licensing rights to use a proprietary plasma arc technology developed by Integrated Environmental Technologies, LLC ("IET"), for the treatment of LLMW. The IET plasma arc technology is being integrated with the Company's technologies to form the GASVIT system. The GASVIT system will be used as part of the SAFGLAS system for processing LLRW and will also be used as the primary component in the Company's LLMW thermal processing facility. Materials are fed into a process chamber where a combination of a carbon induced plasma and joule heating at temperatures in excess of 2200(degrees)F transforms complex organic materials into a "syngas," which is a mixture of hydrogen and carbon monoxide. The syngas can be either used as fuel or destroyed in a subsequent flameless oxidation process. As with the SAFGLAS system process, the end result of the GASVIT system process is a glass-like material. The GASVIT system can reduce the volume of the input waste by a factor of up to 200 to 1, and the mass of the input waste by a factor of up to 96%. A 50 lbs./hr. prototype gasification/vitrification process chamber has been in operation at IET's facilities in Richland, Washington since June 1997. IET's process chamber is based on several prototype units constructed and tested for the DOE, including a 100 lbs./hr. process chamber which has been tested at the DOE's Hanford Reservation since 1996. The GASVIT system is being licensed for a total throughput of 12,000 pounds per day; however, the initial unit will provide only 50% of the permitted capacity. The Company intends to add another unit as its capacity needs increase.

  PLASTIMELT--Non-Thermal Encapsulation of LLMW. The Company has developed the PLASTIMELT process for the encapsulation of LLMW in a plastic matrix when the volume or mass reduction achievable by thermal treatment methods is uneconomical or impractical. In this process, molten plastic is extruded into or around the LLMW to create a waste form that meets applicable requirements for land disposal. The Company has integrated this technology with its supercompaction processes in a system which achieves a volume reduction factor of greater than 9 to 1.

OPERATIONS AND SERVICES

  The Company provides radioactive and hazardous waste management services through two operating units, the Fixed Facilities Group and the Field Engineering Group.

  FIXED FACILITIES GROUP. The core of the Company's fixed facilities operations, situated on a 45-acre site in Richland, Washington, is one of the largest commercial radioactive waste treatment and storage centers in the United States. This facility is currently licensed to handle, treat and store a wide variety of LLRW and the Company is in the process of securing the licenses, permits and approvals required in order for this facility to thermally and non-thermally treat a broad spectrum of low-level mixed waste streams produced by both commercial and government generators. The Company also owns a four acre facility in Fremont, California which, in addition to housing the Company's corporate offices, includes a mercury fluorescent tube lamp recycling facility, and a LLRW storage and transfer station that supports its Richland operations.

  In 1997, the Company purchased 30 acres of undeveloped industrial land in Aiken, South Carolina, located adjacent to the DOE's Savannah River Reservation. The Company presently intends to construct a fixed facility principally devoted to LLRW treatment on this site. The construction of this facility will provide the Company with two LLRW processing sites, each situated adjacent to one of the two full-service commercial LLRW disposal sites currently open in the United States.

  LLRW Treatment Services. Since 1988, the Company has treated and recycled several million pounds of LLRW at its Richland facilities. Since being placed in operation in September 1997, through January 31, 1998, the SAFGLAS system has operated continuously for 2,880 hours and processed in excess of 115,000 pounds of LLRW. In addition to the DOE, DOD and other agencies of the U.S. government, customers for the Company's LLRW treatment services include over 20% of the nation's nuclear power plants, many major corporations, and numerous universities, laboratories, hospitals and other research and medical institutions. In 1995, the DOE awarded the Company, in a competitive bidding process, a fixed unit price contract to process LLRW generated by the Hanford Reservation. The maximum value of the contract to the Company is $17 million over five years.

  LLMW Treatment Services. In December 1994, the Company began the licensing, design and facility construction process for a mixed waste treatment and storage facility to be sited at its Richland facilities. The Company intends to use the mixed waste facility to treat LLMW, initially from the Hanford Reservation, and subsequently from other DOE and other U.S. government and commercial generators of LLMW. The Company intends to thermally treat LLMW by means of its GASVIT system; when it is uneconomical or impractical to treat LLMW by a thermal method, the Company intends to employ a number of stabilization and encapsulation processes, including the Company's PLASTIMELT process.

  In November 1995, the DOE awarded the Company, in a competitive bidding process, the first privatized contract to thermally treat LLMW generated by the Hanford Reservation. This contract has a maximum value to the Company of $24 million for treating 175,000 cubic feet of waste over ten years. The Company has until the year 1999 to permit and construct an LLMW treatment facility and to commence LLMW treatment. In addition, the DOE awarded the Company in September 1997, in a competitive bidding process, the first privatized contract to non-thermally treat LLMW generated by the Hanford Reservation. This contract has a maximum value to the Company of $5 million over a three year period commencing when the Company begins LLMW treatment thereunder.

  Fluorescent Tube Recycling Services. The Company developed its own technology for the recycling of mercury fluorescent light tubes and placed it in operation at its Fremont facilities in 1994. The clients for this service include large industrial concerns, electrical contractors, hazardous waste disposal companies and various federal, state and local governmental agencies. The Company's process involves the separation of the primary components of glass, mercury and aluminum. The lamps are directed through the feed system, mass transported and crushed and separated under negative pressure. The crushed glass and aluminum are processed into storage bins for recycling. The remaining phosphor powder is conveyed through a separate system and thermally processed under vacuum to extract the constituent mercury to below regulated levels. The recovered mercury is then recycled. The Company's system is designed to accommodate the processing of 10 million lamps annually, and currently processes approximately 1 million lamps annually.

  FIELD ENGINEERING GROUP. The principal services provided by the Company's Field Engineering Group are (i) D&D of nuclear power plants and other facilities contaminated with LLRW, LLMW and hazardous waste, and (ii) environmental restoration of sites contaminated with LLRW, LLMW and hazardous waste. The Company's comprehensive capabilities include site investigation, characterization and assessment, negotiation with regulatory agencies and procurement of required regulatory approvals, preparation of feasibility and remedial design studies, removal and remediation actions, waste brokerage and transportation, waste treatment using the Company's technologies on-site or at the Company's fixed facilities, and storage of waste at the Company's fixed facilities.

  Decontamination and Decommissioning Services. Historically, D&D services have been the Company's core specialty area. The Company has been involved in D&D projects for over a decade and currently is involved in several D&D projects for the DOE. Customers for the Company's D&D services include nuclear power plants, universities and other research institutions that utilize radioactive isotopes in a variety of research projects, hospitals with radiological medicine departments, companies employing nuclear materials in manufacturing and the DOE and DOD, which oversee the nation's nuclear weapon production facilities.

  The Company believes that there are significant near-term opportunities in domestic D&D, particularly in the commercial D&D market, as up to ten U.S. nuclear power plants are expected to be decommissioned over the next decade. The Company estimates that the average total cost of decontaminating and decommissioning a domestic nuclear power plant is approximately $300-$500 million. In addition, there are over 5,000 radioactivity-contaminated DOD and DOE facilities which are scheduled to be decommissioned over the next decade.

  Environmental Restoration Services. The Company has historically concentrated on environmental removal and remediation actions at contaminated DOD sites. There are over 420 DOD sites contaminated with LLRW or LLMW. According to the Defense Environmental Restoration Program Annual Report to Congress for Fiscal Year 1996, allocations for funding environmental restoration work on DOD sites are projected to be $2 billion a year through the year 2000.

  Since 1989 the Company has executed more than 150 field engineering projects relating to the environmental restoration of sites contaminated with LLRW, LLMW, or hazardous waste throughout the United States and U.S. territories. In addition, the Company is currently performing under three Total Environmental Restoration Contracts (TERCs) with the U.S. Army Corps of Engineers, two Pre-placed Remedial Action Contracts (PRACs) with the U.S. Army Corps of Engineers, two Remedial Action Contracts (RACs) with the U.S. Navy and four environmental restoration contracts with the DOE, collectively covering a 40 state area.

  For its military and industrial clients, the Company executes environmental restoration projects either on a planned or quick response basis. In the execution of both planned and quick response environmental restoration projects involving both LLRW and LLMW, the Company believes that it is one of only six domestic companies having the in-house capability of providing on-site full-service solutions from site investigation through the waste treatment stage for D&D and environmental restoration projects involving LLRW and LLMW. The Company believes that the reciprocity provisions of its radioactive material license issued by the State of Washington with respect to the Company's Richland facilities allow the Company to thermally and non-thermally treat radioactive waste at customer sites in all fifty states.

BACKLOG

  The Company's backlog consists of confirmed purchase order contracts that have been received and which are scheduled for completion within 12 months. A large percentage of these contracts are with agencies and facilities within the U.S. government, principally the DOD and DOE, and many have been awarded under indefinite delivery or quantity terms. These contracts are subject to cancellation, delay or modification at the sole option of the government at any time, to annual funding limitations and public sector budget constraints and to actual delivery orders being released. Accordingly, the Company's backlog as of a particular date may not be indicative of sales for any period and the Company therefore believes that backlog is not a reliable indicator of future revenue. The Company's backlog for contracts planned to be completed in fiscal 1998 that are not subject to indefinite delivery or quantity terms is $8.2 million. See "Risk Factors--Dependence on Federal Government; Limits on Government Spending; Government Contracting" and "--Seasonality and Fluctuation in Quarterly Results."

CUSTOMERS

  The Company's services are provided to a broad range of federal, state and local government and commercial clients in the United States. Demand for the Company's services and the distribution of such demand are heavily influenced by the level of implementation and enforcement of existing and new environmental regulations, funding levels for government projects and spending patterns of commercial clients.

  Primarily due to its technical expertise, extensive portfolio of environmental licenses and permits and full-service capabilities on-site, the Company has successfully bid on and executed a substantial number of waste treatment, environmental restoration, D&D and other contracts with the DOD, DOE and a number of other federal government agencies, as both a prime contractor and as a subcontractor. In fiscal 1995, 1996 and 1997, the percentage of the Company's total revenue attributable to such contracts was 86.3%, 76.8% and 71.3%, respectively. One contract with the U.S. Army Corps of Engineers-Sacramento District accounted for 21.0% of the Company's total revenue in the year ended December 31, 1997. One contract with the U.S. Army-- Fort Irwin accounted for 21.9% and 12.5% of the Company's total revenue in the years ended December 31, 1995 and 1996, respectively. A contract with the U.S. Army--Presidio accounted for 12.0% of the Company's total revenue in the year ended December 31, 1996. The Company also serves numerous commercial clients, including large industrial concerns, nuclear power plants, hospitals, laboratories and other medical institutions, and universities. A substantial portion of the Company's commercial work represents new contracts awarded by existing clients. No single commercial client accounted for 10% or more of the Company's revenue in fiscal years 1995, 1996 or 1997. See "Risk Factors-- Dependence on Federal Government; Limits on Government Spending; Government Contracting."

SALES AND MARKETING

  The Company relies on a direct sales and marketing staff of six employees, its executive management team and project managers, and brokers and other intermediaries, to market its waste treatment and field engineering services nationwide and internationally. Historically, the Company relied on discrete waste treatment projects and limited term remediation projects that typically involved planned clean-ups of sites that were contaminated in the normal course of manufacturing activity or quick response clean-ups of spills. The Company now targets its marketing efforts on large, multi-year private sector and government site-specific and term contracts in the areas of LLRW and LLMW treatment, environmental restoration and D&D.

  The Company's key marketing strategy in the waste treatment area is to focus its resources on emerging or underserved markets in which it has technological or licensing advantages over existing and potential competitors. The Company intends to further develop its network of strong client relationships with the DOD, the DOE, other federal government agencies, leading domestic and foreign industrial concerns and its other most significant clients, and with major national and multinational engineering, construction and architectural engineering firms and other of its co-participants in teams executing large, multi-year environmental restoration and D&D projects. The Company believes that these strategies have been validated by the significant number of additional contracts awarded to it by existing customers for which it previously provided significant services, and the number of teams on which it has participated in recent years in the execution of large, multi-year environmental restoration and D&D projects. See "Risk Factors--Focus on Larger Projects."

  To further promote use of its technologies and to establish strategic alliances designed to accelerate its penetration of selected Pacific Rim markets, the Company has entered into exclusive technology transfer agreements covering its technologies for Hong Kong, Taiwan, and The People's Republic of China. These agreements require the Company to provide assistance and know-how to its alliance partners, which have the right to exclusively market the Company's technologies in these territories. The Company will share in any profits generated from these efforts and is also entitled to a royalty on revenue generated by the use of its vitrification technologies in these territories. The Company is entitled to independently pursue opportunities within these territories if its alliance partners decline to do so, and, if certain minimum revenue is not achieved in these territories within an agreed upon period, the Company may terminate the agreements.

COMPETITION

  In general, the radioactive and hazardous waste management industry is highly competitive. The Company faces varying levels of competition in its principal current and planned business lines. The Company believes that it currently has only one principal competitor, Duratek, for the thermal treatment of domestic LLRW, and a handful of small to mid-size competitors in the non-thermal treatment of domestic LLRW. With respect to the domestic LLMW treatment market, the Company believes that there are only four other companies currently processing LLMW at their own facilities, all of which are doing so under limited licenses which restrict them from accepting a broad spectrum of low-level mixed waste streams. Upon completion of the pending licensing process for its mixed waste treatment facility, the Company believes that it will operate the first private facility in the nation licensed to thermally and non-thermally treat a broad spectrum of low-level mixed waste streams produced by both commercial and government generators.

  The Company is aware that the commercial LLRW disposal site in Clive, Utah is seeking to expand its acceptance criteria so that it can receive waste with radioactivity levels higher than it is currently permitted to accept, and that one or more additional domestic commercial LLRW disposal sites have commenced the licensing process. Any increase in the number of licensed commercial LLRW disposal sites in the United States or any decrease in the disposal fees for LLRW charged by such sites could increase the competition faced by the Company or reduce the competitive advantage of certain of the Company's treatment technologies.

  The market for D&D and environmental restoration services is highly competitive, with numerous companies of varying size, geographical presence and capabilities participating. The Company believes that fewer than six of these companies have the in-house capability of providing on-site full-service solutions from site investigation through the waste treatment stage for D&D and environmental restoration projects involving LLRW and LLMW.

  The Company believes that the principal competitive factors applicable to all areas of its business are price, breadth of services offered, range and breadth of environmental licenses and permits held, reputation for customer service and dependability, technical proficiency and environmental integrity, operational experience, quality of working relations with federal, state and local environmental regulators and proximity to customers and licensed waste disposal sites. The Company believes that it is, and will continue to be, able to compete favorably on the basis of these factors. The Company also believes that it has several competitive advantages, including its vitrification technologies, broad range of environmental services offered, ability to provide in-house full-service environmental solutions at customers' sites, the range and breadth of environmental licenses and permits held and applied for, geographical positioning, and integrated technological approach to waste treatment solutions. Many of the Company's competitors have substantially greater managerial, technical and marketing resources than the Company, and there can be no assurance that one or more of the Company's competitors do not possess or will not develop waste treatment technologies or field service capabilities that are superior to or more cost effective than those of the Company. In certain aspects of the Company's business, substantial capital resources are required for facilities and equipment, and many of the Company's competitors have substantially greater financial resources than the Company. See "Risk Factors--Competition."

ENVIRONMENTAL CONTRACTOR RISKS

  Although the Company believes that it generally benefits from increased environmental regulations affecting business, and from enforcement of those regulations, increased regulation and enforcement also create significant risks for the Company. The assessment, remediation, analysis, handling, treatment and management of radioactive or hazardous substances necessarily involve significant risks, including the risk of potentially large liabilities arising from violations of environmental laws and regulations and of liabilities to customers and third parties for damages arising from performing services, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company, as a provider of services to federal and other government agencies, is also subject to the specific risks associated with government contracting.

  In May 1997, the U.S. Army terminated for default its contract with the Company under which the Company acted as a prime contractor to "surface clear" ordnance from a U.S. Army firing range at Fort Irwin, California. This contract was otherwise scheduled to expire in June 1997. The termination related to services provided by a Company subcontractor, and was based on the U.S. Army's contention that scrap ordnance had been improperly certified by the subcontractor as free of hazardous and explosive material. Subsequently, the U.S. Army also demanded repayment from the Company of alleged reprocurement costs totaling $945,000. The Company believes that it fully complied with the terms of the contract and applicable laws and regulations, and has challenged the default termination in the Court of Federal Claims. Additionally, the Company believes it has no obligation to make repayments to the U.S. Army because the costs sought are not proper reprocurement costs. The Company has tendered the Army's claim to its insurance carrier and believes that all costs and liability (if any) associated with the claim will be covered by the Company's comprehensive general liability policy. The matter is presently being handled on behalf of the Company by its insurer. See "Risk Factors -- Environmental contractor and Regulatory Matters" and "Dependence on Federal Government; Limits on Government Spending; Government contracting." See "Risk Factors--Environmental Contractor and Regulatory Matters" and "-- Dependence on Federal Government; Limits on Government Spending; Government Contracting."

RISK MANAGEMENT AND INSURANCE

  The Company has adopted a range of risk management programs designed to reduce potential liabilities, including policies to seek indemnity in its contracts, other contract administration procedures, and employee health, safety, training, and environmental monitoring programs. In addition, as a result of the substantial number of government contracts it has been awarded over the past several years, the Company has implemented a government contracts compliance program. Although the Company believes its risk management programs are appropriate, the Company cannot assure their adequacy and their failure to adequately protect the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company carries nuclear liability, comprehensive general liability, comprehensive property damage, workers' compensation and other insurance coverage that management considers adequate for the protection of the Company's assets and operations. However, there can be no assurance that the coverage limits of such policies will be adequate or that insurance will continue to be available to the Company on commercially reasonable terms in the future. A successful claim against the Company in excess of its insurance coverage, or outside the scope of such coverage, could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or outcome, and whether or not insured, may also have an adverse effect on the Company's reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Potential Environmental Liability and Insurance."

INTELLECTUAL PROPERTY

  The Company regards aspects of its waste treatment technologies and know-how as proprietary and relies primarily on a combination of trade secret and trademark laws, employee and third party non-disclosure agreements, licenses from owners of patents and other intellectual property rights, and other methods to protect such technologies and know-how. The Company presently has a patent application pending for the SAFGLAS system as incorporating a multi-zone process chamber; however, there can be no assurance that such application will be granted. The Company believes that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents. However, there can be no assurance that the Company will be successful in protecting the proprietary aspects of its technology, nor that its proprietary rights will preclude competitors from developing waste treatment technologies equivalent or superior to that of the Company. In addition, effective protection for the proprietary aspects of the Company's technologies may be unavailable or limited in certain foreign countries. While the Company is not aware that any of its waste treatment technologies infringe the rights of any third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to its existing or future waste treatment technologies. See "Risk Factors--Dependence on and Limited Protection of Technology and Intellectual Property; Potential Litigation."

  The Company from time to time licenses the rights to use the intellectual property of third parties embodied in certain subsystems of the Company's technologies. In particular, the Company licenses certain such rights from the owner of the patented technology embodied in the basic SAFGLAS system melter and from IET in connection with the design, construction and use of the melter incorporated into the GASVIT system. The former license is non-exclusive and royalty-free, but requires the Company to pay to the owner of the patent a license fee in the amount of $35,000 for each SAFGLAS process chamber built by the Company during a five-year period. With respect to any melter purchased by the Company from IET, other than the two units it has initially contracted to purchase, the Company's license with IET requires the payment of a royalty fee to IET in the amount of 3% of the gross revenue generated by the Company from processing radioactive waste using a treatment system incorporating such a melter.

  The Company requires each of its technical and engineering employees to enter into standard agreements pursuant to which the employee agrees to keep confidential all proprietary information of the Company and to assign to the Company all rights in any proprietary information or technology developed by the employee during his or her employment or made thereafter as a result of any inventions conceived or work done during such employment. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization or to develop similar technology independently.

ENVIRONMENTAL LAWS AND REGULATIONS; LICENSING PROCESSES APPLICABLE TO LLRW AND LLMW TREATMENT FACILITIES

  Environmental Laws and Regulations. Extensive and evolving environmental protection laws and regulations have been adopted in the United States during recent decades in response to public concern over the environment. The operations of the Company and of the Company's customers are subject to these evolving laws and regulations. The requirements of these laws and regulations impose substantial potential liabilities. For example, a failure to comply with current or future regulations could result in substantial fines, suspension of production, alteration of manufacturing processes, cessation of operations, or the expenditure of substantial clean-up costs. The requirements also create a demand for many of the services offered by the Company.

  Under the Atomic Energy Act of 1954 (the "AEA") and the Energy
Reorganization Act of 1974, the NRC regulates the receipt, possession, use and transfer of radioactive materials. Pursuant to its authority under the AEA, the NRC has adopted regulations that address the management and disposal of LLRW and that require the licensing of commercial LLRW disposal sites.

  RCRA provides a comprehensive framework for regulation of the handling, transportation, treatment, storage and disposal of hazardous waste. Strict standards are imposed under RCRA on hazardous waste generators and transporters, and on operators of hazardous waste treatment, storage and disposal facilities. The Land Disposal Restrictions developed under the Hazardous and Solid Waste Amendments of 1984 prohibit land disposal of specified wastes unless these wastes meet or are treated to meet Best Demonstrated Achievable Technology (BDAT) treatment standards, subject to certain exemptions. Under current regulations, waste residues derived from listed hazardous wastes are generally considered to be hazardous wastes subject to RCRA standards unless they are delisted through a formal rulemaking process that may last for several years. Liability under RCRA may be imposed for improper handling, transportation, treatment, storage or disposal of hazardous wastes, or for failure to take corrective action to address releases of hazardous wastes.

  CERCLA, and subsequent amendments including the Superfund Amendments and Reauthorization Act ("SARA"), imposes strict, joint and several liability upon (among other parties) owners or operators of facilities where a release of hazardous substances has occurred, upon parties who generated hazardous substances that were released at such facilities and upon parties who arranged for the transportation of hazardous substances to such facilities. Liability under CERCLA may be imposed on the Company if releases of hazardous substances occur at treatment, storage, or disposal sites used by the Company. This liability potentially extends to off-site storage and disposal facilities used by the Company, any LLMW treatment and storage facilities owned by the Company, and releases at a customer's facility caused by the Company. Because customers of the Company also face the same type of liabilities, CERCLA and SARA create incentives for potential customers of the Company to avoid off-site treatment and disposal of hazardous substances in favor of on-site treatment and recycling.

  The Emergency Planning Community Right-to-Know Act, which is part of SARA, requires full disclosure of certain environmental releases to the public and contributes to public awareness and activism regarding corporate environmental management issues. To the extent a generator's waste can be reported as being recycled, public pressure can be eliminated or significantly reduced and the generator's image enhanced.

  The radioactive and hazardous components of LLMW are governed by separate sets of laws and regulations discussed above. The radioactive component is governed by the AEA and is regulated by the DOE for waste at DOE facilities and by the NRC for commercially generated waste. The hazardous waste component is governed by RCRA, CERCLA, and/or TSCA, and is regulated by the EPA, and by the laws of the individual states. The Company designs its LLMW and hazardous waste treatment and processing systems with the goal of minimizing the potential for release of hazardous substances into the environment. In addition, the Company has developed plans to manage and minimize the risk of CERCLA or RCRA liability, including the training of operators, use of operational controls and structuring of its relationships with the entities responsible for the handling of waste materials and by-products.

  In transporting radioactive materials, the Company is subject to the requirements developed by the U.S. Department of Transportation under the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Uniform Safety Act. Shippers and carriers of radioactive materials must comply with both the general requirements for hazardous materials transportation and with specific requirements for the transportation of radioactive materials.

  The Clean Air Act of 1970, as amended (the "Clean Air Act"), imposes strict requirements upon owners and operators of facilities and equipment which emit pollutants into the environment, including incinerators. Although the Company believes that its waste treatment systems effectively trap particulates and prevent hazardous emissions from being released into the environment, the Clean Air Act may require additional controls.

  The Clean Water Act of 1972 (the "Clean Water Act") establishes standards, permits and procedures for controlling the discharge of pollutants from industrial and municipal wastewater sources. The Company believes that its waste treatment technologies generally will not be subject to the water pollution control requirements of the Clean Water Act because they are designed to have no residual wastewater discharge.

  TSCA provides the EPA with the authority to regulate certain commercially produced chemical substances. TSCA also established a comprehensive regulatory program for polychlorinated biphenyls ("PCBs") which is analogous to the RCRA program for hazardous waste.

  Other federal, state, and local environmental, health and safety requirements may also be applicable to the Company's business. For example, the federal Occupational Safety and Health Act imposes requirements designed to protect the health and safety of workers, and the NRC has set regulatory standards for worker exposure to radioactive materials. In addition, the requirements of various other statutes, including the FFCA and the Uranium Mill Tailings Radiation Control Act, may create opportunities for additional use of the Company's services.

  Licensing Processes Applicable to LLRW and LLMW Treatment Facilities. The process of applying for and obtaining the licenses and permits necessary to operate a radioactive waste treatment facility is lengthy and complex. The basic requirement is to obtain a radioactive material license from the state in which the facility is to be located. The first step in this process is securing site and land use designation approval from local authorities. Most local authorities require a public hearing before such an approval is granted. Due to public concern about the safety of radioactive material handling, the initial site approval step is often the most difficult. Upon site approval, the applicant must submit an application to the NRC or the state's nuclear regulatory agency if the state has signed an agreement to implement the NRC's regulations. This stage of the process may take two years or longer, and in some cases, may result in denial of a license. If the applicant intends to use a thermal treatment method at its site, then additional permits would be needed from the local authorities responsible for implementing the Clean Air Act regulations. The process for approving a thermal treatment method will generally include public hearings, environmental assessments and numerous interactions with regulators to resolve licensing and permitting issues.

  The licensing requirements applicable to a mixed waste facility are even more complex. In addition to the steps summarized above, the applicant must submit a RCRA Part A and Part B permit application to the appropriate agencies. For processing of PCBs, a TSCA permit from the EPA must also be obtained. In parallel with the RCRA/TSCA Part B permitting process, the applicant must submit an application to the agencies that issue radioactive material licenses and those that issue permits pursuant to the Clean Air Act. Several revisions to each document submitted may have to be made before the review process is complete and the application is granted. From the time the initial application is filed, the mixed waste licensing and permitting process could take as long as five years.

  The Company initiated the mixed waste licensing process for its Richland facilities in 1995 and expects to be able to commence non-thermal mixed waste treatment there in the second quarter of 1999. In March of 1995, the Company submitted a siting application to the Washington State Department of Ecology ("WDOE"). After conducting two different public hearings, WDOE approved the Company's siting application in December of 1995. Immediately after procuring this approval, the Company submitted a RCRA Part A and Part B permit application to WDOE for an integrated waste treatment plant utilizing stabilization, macro-encapsulation, physical extraction and other non-thermal treatment processes. In 1996, the application was amended to include the processing of mixed wastes using the GASVIT thermal treatment technology. A copy of the application was also submitted to the EPA for a joint EPA/WDOE permitting process covering PCBs under TSCA regulation. The Company is at present involved in negotiations with the agencies to resolve their comments thereon. The next step in the permitting process is the development of the permit language by the agencies and the holding of public hearings to solicit public comments, as required by RCRA and TSCA regulations. The Company presently anticipates receiving final approval from WDOE and the EPA of its applications relating to non-thermal and thermal treatment prior to the end of the fourth quarter of fiscal 1998.

  In the event that the Company were to engage in the business of treating LLRW and LLMW received from foreign generators at its fixed facilities, it would be required to obtain a radioactive waste import permit from the NRC.

  The Company's fixed facilities may have to obtain permits under the Clean Water Act, the Clean Air Act, RCRA and state equivalents. The requirement to obtain such permits depends upon a facility's location and the expected emissions from the facility. Additional state and local licenses or approvals may also be required.

EMPLOYEES

  At December 31, 1997, the Company employed 168 full-time employees. To date, the Company has been successful in attracting and retaining qualified managerial and technical personnel, although there can be no assurance that this success will continue. See "Risk Factors--Dependence on Key Personnel."

  At December 31, 1997, 34 of the Company's employees were represented by labor unions under collective bargaining agreements. The Company cannot predict whether any of its employees who currently are not represented by unions will elect to be so represented in the future. The Company considers its relations with its employees to be good and has never experienced a work stoppage or strike.

PROPERTIES AND FACILITIES

  The Company's principal properties, all of which are owned by the Company, are located in Richland, Wash., Fremont, Calif. and Aiken, S.C., and occupy 45, four and 30 acres, respectively. The facilities sited on the Richland property presently consist of 13 buildings, covering an area of approximately 100,000 square feet, devoted to the Company's existing LLRW and future LLMW treatment operations. The Company presently plans to construct two additional buildings on this site of approximately 14,000 square feet in aggregate. The facilities sited on the Fremont property consist of a 10,000 square foot corporate office building, a 20,000 square foot fluorescent tube recycling facility, and a 10,000 square foot LLRW storage area. The Company currently plans to construct three buildings on its Aiken property: a 4,000 square foot office building, a 5,000 square foot laboratory and warehouse building, and a 23,000 square foot building to receive, sort, treat and store LLRW.

  In addition, the Company leases an approximately 1,200 square foot project management office in Honolulu, Hawaii, and an approximately 2,500 square foot project management office in Oak Ridge, Tennessee (approximately one mile from the DOE's Oak Ridge Reservation). The Honolulu lease expires in June 2000, while the Oak Ridge lease is month-to-month.

  The Company's Fremont property is encumbered by a deed of trust (the "First Deed of Trust") securing the performance of the Company under a $1.5 million Promissory Note held by Midland Loan Services. The First Deed of Trust provides for an interest rate of 9.5% per annum, a maturity date of December 2001, monthly payments of principal and interest of $13,736 and a balloon payment at maturity. At December 31, 1997, the principal amount secured by the First Deed of Trust was $1,456,586.

  The Company's Fremont property is also encumbered by a second deed of trust (the "Second Deed of Trust") securing the performance of the Company under a $400,000 Term Loan Agreement with Sanwa Bank California. The Term Loan Agreement provides for a variable annual interest rate of prime plus 1.75%, a maturity date of September 30, 2002, and monthly payments of principal and interest of $6,667. At December 31, 1997, the principal amount secured by the Second Deed of Trust was $379,999.

  The Company's Richland property is encumbered by a deed of trust (the "Richland Deed of Trust") securing the payment by the Company of a $750,000 Promissory Note held by West One Bank (the "West One Note"). The West One Note provides for an interest rate of 8.75% during the first 42 months and an interest rate of prime plus 2.75% (with a ceiling of 12% and a floor of 5.5%) during the final 42 months until maturity. At December 31, 1997, the principal balance secured by the Richland Deed of Trust was $342,589. There are no encumbrances on the Company's Aiken, South Carolina property.

  The Company believes that its existing and planned facilities will support its operations for the foreseeable future and are adequately covered by insurance.

LEGAL PROCEEDINGS

  From time to time the Company is a party to litigation or administrative proceedings relating to claims arising from its operations in the normal course of business. Management of the Company, on the advice of counsel, believes that the ultimate resolution of litigation currently pending against the Company is unlikely, either individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers, directors and director designees of the Company and their ages as of the date of this Prospectus are as follows:

   NAME                     AGE                           POSITION
   ----                     ---                           --------
   Doreen M. Chiu.......... 44  Chairman of the Board, President and Chief Executive Officer
   Frank Y. Chiu........... 44  Executive Vice-President and Director
   William M. Hewitt....... 51  President--Waste Management Services and Director Designee(1)
   Steven J. Guerrettaz.... 52  Chief Financial Officer and Director Designee(1)
   Fred Feizollahi......... 52  Vice-President--Technology and Engineering
   Eric C. Su.............. 37  Vice-President--Marketing and Planning
   Edward L. Vinecour...... 59  Director
   Andrew C. Kadak......... 51  Director Designee(1)(2)
   Earl E. Gjelde.......... 53  Director Designee(1)(2)

---------------------
(1) Each Director Designee has consented to become a director of the Company on or before completion of the Offering.

(2) Has agreed to serve as member of Audit and Compensation Committees upon election to Board.

  Doreen M. Chiu has served as President, Chief Executive Officer and Chairman of the Board since joining the Company in 1984. Prior to joining the Company, Ms. Chiu owned her own certified public accounting firm. Ms. Chiu is a California CPA and holds a Bachelor of Arts degree in Business Administration from the University of Wisconsin. Ms. Chiu is the wife of Frank Chiu.

  Frank Y. Chiu joined the Company in 1980 as Financial Controller, became Vice-President and a director of the Company in 1984, and became Executive Vice-President in 1992. Mr. Chiu holds a Bachelor of Arts degree in Business Administration and a Master's degree in Business Administration from the University of Wisconsin. Mr. Chiu is the husband of Doreen Chiu.

  William M. Hewitt joined the Company in April 1997 as President--Waste Management Services, and has been nominated and has agreed to serve as a director of the Company on or before completion of the Offering. Mr. Hewitt has over 25 years of domestic and international professional management experience, primarily in the waste minimization and environmental fields. From 1994 until joining the Company, Mr. Hewitt was the President of Hewitt Management Services, Inc., a consulting firm providing strategic planning and other business advice in the areas of pollution prevention, waste minimization and strategic environmental management. During this period, Mr. Hewitt also served as a Group President of Philip Environmental Services Companies, in which capacity he designed and implemented the strategic, organizational and marketing approach for integrating that group of companies. From 1990 to 1994, he held a number of positions with companies in the WMX Technologies Affiliates group, including Vice-President, Strategic Planning, of Rust International, Inc. from 1993 to 1994, and President of Rust Federal Environmental Services (formerly CWM FES) from 1991 to 1993. Prior to joining WMX, Mr. Hewitt was the Vice-President for Major Programs and served on the Board of Directors of Roy F. Weston Inc. Mr. Hewitt holds a Bachelor of Science degree in Chemical Engineering from the University of Rhode Island and a Master of Science degree in Mechanical/Nuclear Engineering from Catholic University of America.

  Steven J. Guerrettaz has served as Chief Financial Officer since joining the Company in December 1997, and has been nominated and has agreed to serve as a director of the Company on or before completion of the Offering. From May 1994 until joining the Company, Mr. Guerrettaz was the Vice President--Finance of

Thermatrix Inc., a publicly traded supplier of flameless thermal oxidation equipment for the thermal treatment of volatile organic compounds and hazardous air pollutants. From 1988 to 1994, Mr. Guerrettaz was the Vice President--Regional Controller for Chemical Waste Management, Inc. Mr. Guerrettaz is a former audit partner of Arthur Andersen LLP. He is a California CPA and holds a Bachelor of Science degree in accounting from San Jose State University.

  Fred Feizollahi joined the Company in 1995 as Director of Technology and Engineering, and since 1995 has been Vice-President--Technology and Engineering. Mr. Feizollahi has over 26 years of experience in radioactive and hazardous waste remediation and management, decontamination and decommissioning, and the design and operation of waste treatment equipment and technologies. Prior to joining the Company, he worked as a Senior Project Manager for Morrison Knudsen from 1991 to 1995 and as a Staff Engineer/Project Engineer for Bechtel Power Corporation from 1981 to 1991. Mr. Feizollahi, who holds a Bachelor of Science degree in Mechanical Engineering from the University of Maryland, is a registered California Professional Engineer.

  Eric C. Su has served as Vice-President--Marketing and Planning since 1995. Mr. Su joined the Company in 1993 as Director of Business Development. Prior to joining the Company, he acted as a sales and marketing consultant for a number of companies, including the Company, from 1990 to 1993. From 1987 to 1990, Mr. Su held various marketing positions with General Electric Company. Prior thereto, he held positions in sales and marketing with W.R. Grace and Company from 1984 to 1987, and in process engineering with E.I. DuPont de Nemours and Company from 1982 to 1984. Mr. Su holds a Bachelor of Science degree in Chemical Engineering from Arizona State University.

  Edward L. Vinecour has served as a director of the Company since 1984. Mr. Vinecour joined the Company in 1984, serving as its Vice President--Marketing before retiring and becoming a consultant to the Company in 1992. Mr. Vinecour has a Bachelor of Science degree in Biochemistry from Suffolk University.

  Andrew C. Kadak has been nominated and has agreed to serve as a director of the Company on or before completion of the Offering. Mr. Kadak has over 30 years of experience in the nuclear power industry. Since 1997 he has been President of Kadak Associates, Incorporated, a firm providing consulting services to the nuclear power industry. From 1989 to 1997, Mr. Kadak served as President and Chief Executive Officer of Yankee Atomic Electric Company ("Yankee"), a company which operates nuclear power plants in the Northeastern United States. In that capacity, he oversaw the decommissioning of Yankee's nuclear power plant in Rowe, Massachusetts. Mr. Kadak serves on the Board of Directors of the American Nuclear Society, a nuclear industry trade group, and is currently a visiting Senior Lecturer in the Nuclear Engineering Department of the Massachusetts Institute of Technology ("MIT"). He holds a Bachelor of Science degree in Mechanical Engineering from Union College, a Master's degree in Business Administration from Northeastern University and a Master of Science degree and a Ph.D. in Nuclear Engineering from MIT.

  Earl E. Gjelde has been nominated and has agreed to serve as a director of the Company on or before completion of the Offering. Since 1993 Mr. Gjelde has been Managing Director of Summit Energy Group, Ltd., an energy development company. From 1991 to 1993, he served as Vice President of Waste Management Inc., and from 1989 to 1993 as Vice President of Chemical Waste Management, Inc. From 1982 to 1989, he served in a number of senior federal government positions, including Under Secretary of the U.S. Department of the Interior ("Interior") from 1987 to 1989, and as Chief Operating Officer of Interior from 1985 to 1989. Mr. Gjelde is currently a member of the boards of directors of two publicly held companies: DIDAX, Inc., a company in the Internet field, and Electrosource, Inc., a technology company specializing in metals and bi-metals extrusion and battery development and manufacturing. He holds a Bachelor of Science degree in Engineering from Oregon State University.

BOARD OF DIRECTORS

  There are currently three members of the Board. The Company intends to increase the number of directors on or prior to completion of the Offering. Management has nominated Messrs. Hewitt, Guerrettaz, Kadak and Gjelde to fill the additional Board seats. The directors serve until the next annual meeting of shareholders or until successors are elected and qualified. The Company's executive officers are appointed by and serve at the discretion of the Board.

  The Board has established an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the selection and retention of independent auditors, reviewing the scope of the annual audit and the progress and results of the auditors' work, and reviewing the Company's financial statements and internal accounting and auditing procedures. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain executive officers, and considering such other matters as the Board may, from time to time, delegate to the Compensation Committee.

  Each non-employee director will receive a cash fee of $2,000 per Board meeting attended and an additional $2,000 per Board committee meeting attended if such committee meeting is held on a day different from that of a Board meeting. The directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

Non-Employee Directors' Stock Option Plan

  In February 1998, the Board adopted the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board. To date, no options have been granted under the Directors' Plan.

  The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall automatically be granted an option to purchase 20,000 shares of Common Stock upon the later of the date such person first becomes a Non-Employee Director or the date of the effectiveness of the initial public offering of the Common Stock, with 5,000 of such shares vesting immediately and the balance vesting in three equal installments on the three succeeding anniversaries of the grant date.

  The exercise price of the options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable except by will or by the laws of descent and distribution. The Directors' Plan will terminate at the discretion of the Board; provided, however, that in no event will the term of the Directors' Plan extend beyond the tenth anniversary of its adoption by the Board.

  In the event of certain changes of control of the Company (as defined in the Directors' Plan), any outstanding options will automatically become fully vested and will terminate if not exercised prior to such change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During its fiscal year ended December 31, 1997, the Company had no compensation committee or other committee of the Board performing similar functions, and all decisions concerning compensation of executive officers were made by the Chairman of the Board. On January 14, 1998, the Board created a Compensation Committee consisting of Doreen M. Chiu, Frank Y. Chiu and Edward L. Vinecour. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee. See "Management--Executive Officers and Directors."

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation paid by the Company during the fiscal year ended December 31, 1997, to the Chief Executive Officer and the three other most highly compensated executive officers of the Company whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                           --------------------
   NAME AND PRINCIPAL POSITION                               SALARY     BONUS
   ---------------------------                             ---------- ---------
   Doreen M. Chiu......................................... $  150,000 $       0
    Chief Executive Officer
   Frank Y. Chiu..........................................    120,000         0
    Executive Vice-President
   William M. Hewitt(1)...................................    103,269    30,000
    President--Waste Management Services
   Eric C. Su.............................................    108,127         0
    Vice-President--Marketing and Planning

---------------------
(1) Mr. Hewitt joined the Company in April 1997 at an initial annual base salary of $150,000. The amount of salary reflected in the table is the prorated amount paid to him in 1997.

  Steven J. Guerrettaz was appointed to the position of Chief Financial Officer of the Company in December 1997, with an initial annual base salary of $150,000. Options to purchase an aggregate of 60,000 shares of Common Stock, at an exercise price of $5.00 per share, have been granted to Mr. Guerrettaz. The options vest in four equal installments during the period beginning on June 30, 1998 and ending on December 31, 2000, with accelerated vesting as to options covering 10,000 shares upon an initial public offering of the Common Stock and as to options covering 20,000 shares upon the Company's obtaining specified financing for its LLMW treatment facility.

  Each of the Named Executive Officers receives perquisites and other personal benefits from the Company, the aggregate amount of which during fiscal 1997 did not exceed the lesser of $50,000 or 10% of the annual base salary reported for such Named Executive Officer. The Named Executive Officers did not receive any additional compensation in fiscal 1997. To date, the Company has not made any awards under its 1998 Stock Ownership Incentive Plan to any of the Named Executive Officers or any other person. None of the Named Executive Officers is a party to an employment agreement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR


  The following table sets forth information with respect to grants of stock options to the Named Executive Officers during fiscal 1997.

                                                                            POTENTIAL
                                                                         REALIZABLE VALUE
                                                                            AT ASSUMED
                                    PERCENT OF                             ANNUAL RATES
                         NUMBER OF    TOTAL                               OF STOCK PRICE
                           SHARES    OPTIONS                         APPRECIATION FOR OPTION
                         UNDERLYING GRANTED TO EXERCISE  FAIR VALUE          TERM(4)
                          OPTIONS   EMPLOYEES  PRICE PER  AT DATE   -------------------------- EXPIRATION
NAME                      GRANTED    IN YEAR     SHARE    OF GRANT     0%       5%      10%       DATE
----                     ---------- ---------- --------- ---------- -------- -------- -------- ----------
Doreen M. Chiu(1).......  150,000      27.8%     $1.00     $2.00    12/31/06 $150,000 $338,668  $628,123
Frank Y. Chiu(1)........  159,900      29.7%      1.00      2.00    12/31/06  159,900  361,021   669,579
William M. Hewitt(2)....   70,000      15.9%      5.00      5.00    03/31/07      --   220,113   557,810
Eric C. Su(3)...........   20,000       3.7%      1.00      2.00    12/31/06   20,000   45,156    83,750

---------------------
(1) 500 of the option shares vest on each of December 31, 1997, 1998 and 1999, the balance vesting on December 31, 2000.

(2) 36,666 of the option shares vest on May 1, 1998, and 16,667 of the option shares vest on each of May 1, 1999 and May 1, 2000.

(3) 500 of the option shares vest on December 31, 1997, 9,500 of the option shares vest on December 31, 1998 and the remaining 10,000 option shares vest on December 31, 1999.

(4) This column shows the hypothetical gains or option spreads of the options granted based on (i) the fair market value of the Common Stock on the date of grant, as determined by the Board, and (ii) assumed annual compound stock appreciation rates of 0%, 5% and 10% over 10 years. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table sets forth certain information regarding the year-end value of options held by the Named Executive Officers. No options were exercised by the Named Executive Officers during 1997.

                             NUMBER OF SHARES SUBJECT    VALUE OF UNEXERCISED
                             TO UNEXERCISED OPTIONS AT  IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1997         DECEMBER 31, 1997(1)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
   Doreen M. Chiu...........      500       149,500     $  3,000    $  897,000
   Frank Y. Chiu............    3,500       222,400       23,700     1,391,100
   William M. Hewitt........        0        70,000            0       140,000
   Eric C. Su...............   70,500        19,500      486,000       117,000

---------------------
(1) Based on the estimated fair market value of the Common Stock as of December 31, 1997 ($7.00), as determined by the Board, minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYEE BENEFIT PLANS

 Stock Ownership Incentive Plan

  In February 1998, the Board adopted the Company's 1998 Stock Ownership Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the award of stock options, shares of restricted stock and performance units (which may be paid in cash or shares of Common Stock). The Incentive Plan reserves for issuance an aggregate of 500,000 shares of Common Stock, no more than 250,000 shares of which may be issued in the form of shares of restricted stock. The Incentive Plan is intended to advance the interests of the Company by encouraging the Company's employees who contribute to the Company's long-term success and development to acquire and retain an ownership interest in the Company. To date, no awards have been made under the Incentive Plan.

  The Incentive Plan will be administered by the Board. The Board will select employees to receive awards under the Incentive Plan and determine the terms, conditions and limitations applicable to each award. Each award will be evidenced by a grant letter from the Board to the recipient setting forth the terms and conditions of the award. The Incentive Plan will terminate at the discretion of the Board; provided, however, that in no event will the term of the Incentive Plan extend beyond the tenth anniversary of its adoption by the Board.

  Stock options granted pursuant to the Incentive Plan may either be incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options not intended to so qualify. Each stock option awarded under the Incentive Plan must have an exercise price equal to at least 100% of the fair market value of the Common Stock on the date of grant, and ISOs granted to any employee possessing more than 10% of the combined voting power of all classes of stock of the Company must have an exercise price equal to at least 110% of such fair market value. Optionees may exercise options under the Incentive Plan by paying cash, by tendering shares of Common Stock, by using a cashless exercise procedure provided for in the Incentive Plan, or by a combination thereof, as permitted by the Board. Options vest in equal installments over a five year period and, upon a change of control of the Company (as defined in the Incentive Plan), any outstanding options become fully vested and immediately exercisable. Options granted under the Incentive Plan are generally non-transferable except by will or by the laws of descent and distribution. No option granted under the Incentive Plan may be exercised after the expiration of ten years from the date it was granted.

 Employee Stock Purchase Plan

  In February 1998, the Board approved the Company's Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees of the Company, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be determined by the Board, but in no event will be more than 27 months.

  Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board. Employees who participate in an offering may have up to 15% of their earnings (provided that such amount does not exceed $25,000 in value per calendar year) withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

  In the event of certain changes of control of the Company (as defined in the Purchase Plan), the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the discretion of the Board.

 401(k) Plan

  In 1995, the Company established a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of its employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 15% of such compensation or the annual limit prescribed by statute ($9,500 in 1997) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by the Company, such matching and the amount of such matching to be determined at the sole discretion of the Board. To date, no such matching contributions have been made with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in numerous investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

LIMITATION ON DIRECTORS' LIABILITY

  The Company's Articles of Incorporation (the "Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply to certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit;
(iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  The inclusion of the above provision in the Articles may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. The Company believes that it is the position of the Securities and Exchange Commission (the "Commission") that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that the foregoing provision of its Articles is necessary to attract and retain qualified persons as directors.

                             CERTAIN TRANSACTIONS

  The following is a summary of certain transactions to which the Company was or is a party and in which certain executive officers, directors or shareholders of the Company had or have a direct or indirect material interest.

  From 1992 to 1997, Doreen M. Chiu, the Company's Chairman of the Board and Chief Executive Officer, extended a series of loans to the Company, each of which is repayable in full upon demand (collectively, the "Loan"). The Loan, which is unsecured, bears interest at an annual rate of 10%, payable concurrently with principal. The outstanding principal balance of the Loan, including accrued interest, at December 31, 1997 was $1,280,180.

  Doreen M. Chiu and Frank Y. Chiu, the Executive Vice-President and a director of the Company, have guaranteed the obligations of the Company under
(i) an Accounts Receivable Credit Agreement between the Company and Sanwa Bank California pursuant to which the Company may borrow an aggregate of $4,000,000; (ii) a Promissory Note in the principal amount of $3,000,500 held by Safeco Credit Company, Inc.; (iii) a Term Loan Agreement in the principal amount of $400,000 held by Sanwa Bank California; (iv) an Equipment Lease between the Company and Great Western Leasing that provides for an aggregate rental amount of $215,673; (v) an Equipment Lease between the Company and The CIT Group/Equipment Financing, Inc. that provides for an aggregate rental amount of $174,640; and (vi) a Commercial Lease Agreement between the Company and California Thrift and Loan with an aggregate rental amount of $125,767.

  In connection with the sale by the Company of shares of Preferred Stock, Doreen M. Chiu and Frank Y. Chiu granted a security interest in certain of their personal assets to the holders of the Preferred Stock to secure the performance of the obligations of the Chius to purchase the Preferred Stock from such holders in certain defined circumstances under the Co-Sale and Put Option Agreement among the Company, the Chius and each such holder.

  In connection with the repurchase by the Company of all of the shares of Common Stock owned by him, Edward L. Vinecour, a director of the Company, in 1992 entered with the Company into (i) a Consultant Agreement, pursuant to which, in consideration of certain future consulting services to be rendered by Mr. Vinecour to the Company, the Company agreed to pay him consulting fees in a monthly amount of $5,000 for a period of 10 years commencing in August of 1992 and assumed the payment obligations under a mortgage loan with a then remaining principal balance of $146,351, requiring monthly mortgage payments of $1,816 over a period of 15 years, and (ii) a Non-Competition Agreement, pursuant to which, in consideration of Mr. Vinecour's agreement not to compete with the business of the Company, the Company agreed to pay him the sum of $290,000 in installments. Of the original sum of $290,000 due to Mr. Vinecour under the Non-Competition Agreement, $65,000 has been paid by the Company as of December 31, 1997, with Mr. Vinecour agreeing to extend payment of the entire balance until the year 2000.

  The Company believes that each of the foregoing transactions was on terms at least as favorable to the Company as those that could have been obtained from nonaffiliated third parties. The Company currently intends that any future transactions with affiliates of the Company will be on terms at least as favorable to the Company as those that can be obtained from nonaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of December 31, 1997, and immediately following the completion of the Offering, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock,
(ii) each director, director designee and Named Executive Officer having beneficial ownership of Common Stock, and (iii) all executive officers, directors and director designees as a group:

                                                              PERCENT OF SHARES
                                                                 OUTSTANDING
                                                              -----------------
     NAME AND ADDRESS OF BENEFICIAL       SHARES BENEFICIALLY  BEFORE   AFTER
     OWNER(2)                                   OWNED(1)      OFFERING OFFERING
     ------------------------------       ------------------- -------- --------
   Doreen M. Chiu(3).....................      2,511,426       21.81%   19.0 %
   Edward L. Vinecour....................        100,000         *        *
   Eric C. Su............................         80,500         *        *
   William M. Hewitt.....................         36,666         *        *
   Frank Y. Chiu(3)......................          3,500         *        *
   All executive officers, directors and
    director designees as a group
    (9 persons)..........................      2,787,092       23.66%   20.67%

---------------------
 * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) The address of each beneficial owner identified is care of the Company, 47375 Fremont Boulevard, Fremont, California 94538. Each person has sole voting and investment power over the shares of Common Stock listed opposite his or her name, subject to community property laws where applicable.

(3) Does not include shares beneficially owned by spouse.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company and certain provisions of the Articles is a summary and is qualified in its entirety by the provisions of the Articles, which have been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

  The authorized capital stock of the Company currently consists of 20,000,000 shares of Common Stock, no par value per share ("Common Stock"), of which 7,532,301 shares are currently outstanding, and 1,000,000 shares of Preferred Stock, of which 900,000 shares are currently outstanding. As of December 31, 1997, there were 66 record holders of the Common Stock.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate votes. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably with the holders of any then outstanding preferred stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The following is a brief summary of certain of the rights, preferences, privileges, restrictions and limitations of the outstanding shares of Preferred Stock.

  Dividends. Any dividends declared by the Board are to be distributed pari passu among all holders of Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined below).

  Liquidation Preference; Right of First Offer. In the event of a liquidation, dissolution or winding up of the Company, the holders of Preferred Stock are entitled to a cash payment equal to the Liquidation Value (as defined below) of each share held, before any distribution of the Company's assets to holders of the Common Stock. The "Liquidation Value" per share means an amount equal to (i) $5.00 plus (ii) a premium equal to an annual rate of ten percent (10%) of such amount compounded annually from the date the share was issued (the "Issue Date"), plus (iii) all declared but unpaid dividends thereon. Each holder of Preferred Stock has certain rights of first offer to subscribe for new issuances of securities by the Company (not including securities offered to the public pursuant to a registration statement filed under the Securities
Act).

  Voluntary Conversion. Each share of Preferred Stock is, at the option of the holder, convertible into such number of shares as results from dividing $5.00 by the Conversion Price then in effect. The initial Conversion Price is $5.00, subject to adjustments for subsequent dilutive issuances of securities by the Company. In addition, the Conversion Price is specifically adjusted upon the closing of an underwritten public offering of the Common Stock after July 1, 1996 to the lower of (i) the then current Conversion Price and (ii) the price determined by multiplying the price to the public in such underwriting by .25. The Conversion Price is currently $5.00.

  Automatic Conversion. Immediately prior to the closing of a firm commitment, underwritten public offering of the Common Stock having an aggregate price to the public of not less than $12 million and closing on or prior to June 30, 1998, each share of Preferred Stock is automatically converted into 1 2/3 shares of Common Stock. Each such share is also automatically converted into shares of Common Stock at the then effective Conversion Price at the election of the holders of a majority of the outstanding shares of Preferred Stock.

  Redemption. Commencing on or about the third anniversary of the Issue Date, each holder of Preferred Stock will have the right to demand that the Company redeem all or any part of the shares of Preferred Stock held by him at a redemption price per share consisting of a base redemption price of $6.67, plus any declared but unpaid dividends thereon.

  Voting Rights. Except as otherwise required by law and as to certain matters set forth in the Articles as requiring the prior affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, the Preferred Stock is non-voting. The matters set forth in the Articles include (i) the payment by the Company of cash dividends, (ii) the redemption or repurchase by the Company of any of the Common Stock (other than from employees, officers, directors and consultants of the Company upon the termination of their relationship with the Company), (iii) the sale of all or substantially all of the assets of the Company or the consummation by the Company of any transaction or series of transactions resulting in a change of control of the Company, and (iv) the Company's incurrence of any indebtedness or grant of any security interest in any of the Company's assets, other than in connection with equipment leases entered into in the ordinary course of business, a revolving credit line from a commercial bank that does not exceed 80% of eligible accounts receivable or the refinancing of existing mortgages.

  Registration Rights. Pursuant to the terms of a Shareholder Rights Agreement between the Company and each purchaser of Preferred Stock, if the Company determines to register any of its securities (other than a registration relating solely to employee benefit plans or a transaction covered by Rule 145 promulgated under the Securities Act), then the holders of Preferred Stock have piggyback registration rights to cause the Company to include the shares of Common Stock issued upon conversion of the Preferred Stock (the "Registrable Shares") to be included in the related registration statement (a "Piggyback Registration"). The Company may, however, reduce on a pro rata basis, to the extent so advised by the underwriters of the offering, the amount of Registrable Shares to be included in any such registration. Additionally, the holders of an aggregate of at least 300,000 Registrable Shares (as adjusted for stock splits or reverse stock splits), or a lesser number, if the offering thereof results in aggregate proceeds (net of selling expenses) exceeding $15 million, have a demand right on two separate occasions to cause the Company to register such Registrable Shares, and each holder of Registrable Shares has the additional right on an unlimited number of occasions, subject to certain timing limitations, to cause the Company to register his Registrable Shares on Form S-3 under the Securities Act, if the aggregate price to the public of the shares offered thereby exceeds $1.5 million (each, a "Demand Registration"). The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations) incurred by virtue of including shares of Common Stock subject to such registration rights in either a Demand Registration or Piggyback Registration.

OTHER CONVERSION RIGHTS

  Immediately prior to the closing of a firm commitment, underwritten public offering of the Common Stock having an aggregate price to the public of not less than $12 million and closing on or prior to June 30, 1998, each outstanding share of the Series A and Series B Redeemable Non-Voting Preferred Stock issued by ATG Richland is automatically converted into Common Stock at a stated conversion ratio of one share of Series A Redeemable Non-Voting Preferred Stock into 1.4119814 shares of Common Stock and one share of Series B Redeemable Non-Voting Preferred Stock into 1 share of Common Stock. As of December 31, 1997, 860,000 shares of Series A Redeemable Non-Voting Preferred Stock and 1,269,291 shares of Series B Redeemable Non-Voting Preferred Stock were outstanding.

OTHER REGISTRATION RIGHTS

  As parties to certain portions of the Shareholder Rights Agreement between the Company and each purchaser of Preferred Stock, certain holders of Common Stock have acquired piggyback registration rights, with respect to all shares of Common Stock owned by them, identical to those held by the purchasers of Preferred Stock with respect to the Registrable Shares owned by them. Certain other holders of Common Stock who are not parties to certain portions of the Shareholder Rights Agreement have piggyback registration rights, with respect to all shares of Common Stock owned by them, similar to the piggyback registration rights held by the purchasers of the Preferred Stock.

OPTIONS

  At December 31, 1997, options to purchase up to 1,000,000 shares of Common Stock, at a weighted average exercise price of $2.09, were outstanding, 298,927 of which were exercisable on such date.

OVER-ALLOTMENT OPTION AND REPRESENTATIVE'S WARRANTS

  The Company has granted the Underwriters an over-allotment option, pursuant to which the Underwriters have the right, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 255,000 additional shares of Common Stock from the Company at the same price per share as the Company will receive for the 1,700,000 shares that the Underwriters have agreed to purchase in the Offering. In addition, the Company has agreed to issue to Van Kasper & Company, as the Representative, for nominal consideration, the Representative's Warrants, pursuant to which the Representative will have the right, exercisable for a period of four years beginning one year from the date of this Prospectus, to purchase up to 170,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price of the Offering. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 13,215,896 shares of Common Stock outstanding (assuming no exercise of outstanding stock options after December 31, 1997). Of these shares, the 1,700,000 shares sold in the Offering will be freely tradeable without restriction or registration under the Securities Act unless they are held by "affiliates" of the Company, as that term is defined in Rule 144. The remaining 11,515,896 shares will be "restricted securities" as defined in Rule 144 ("Restricted Shares"). Of such Restricted Shares, 10,222,584 Restricted Shares are subject to lock-up agreements with the Underwriters. As a result of the lock-up agreements and the provisions of Rule 144(k) and Rule 144 generally, all currently outstanding shares will be available for sale in the public market upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rule 144. See "Underwriting."

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1.0% of the then outstanding shares of the Common Stock (approximately 132,159 shares immediately after the Offering) and (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also currently subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. Rule 144 also provides that affiliates who own securities that are not Restricted Shares must nonetheless comply with the same restrictions applicable thereunder to Restricted Shares, as if such securities were Restricted Shares, with the exception of the one-year holding period requirement. A person who has not been an affiliate of the Company at any time within three months prior to the sale and has beneficially owned the Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations or any of the other requirements described above.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  The Company intends to file with the Commission registration statements on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the Incentive Plan, the Directors' Plan and the Purchase Plan, thus permitting the resale of shares issued under such plans by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will be filed at management's discretion following the closing of the Offering and will be automatically effective upon filing.

  Prior to the Offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of Common Stock offered hereby.

                                 UNDERWRITING

  The Underwriters, acting through the Representative, have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement with the Company, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names:

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Van Kasper & Company...............................................
                                                                       ---------
     Total............................................................ 1,700,000
                                                                       =========

  The shares of Common Stock are being offered by the Underwriters named herein, subject to their right to reject any order in whole or in part, and to certain other conditions. The Underwriters are committed to purchase all of the above shares of Common Stock if any are purchased.

  The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock at the offering price set forth on the outside front cover page of this Prospectus: (i) to the public; and (ii) to
certain dealers at that price less a concession of not more than $0.   per
share, of which a discount of $0.   may be reallowed to other dealers. After
the consummation of the Offering, the public offering price, concession and reallowance to dealers may be changed by the Representative as a result of market conditions and other factors. No such change shall affect the amount of proceeds to be received by the Company as set forth on the outside front cover page of this Prospectus.

  The Company has granted the Underwriters the over-allotment option, pursuant to which the Underwriters have the right, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 255,000 additional shares of Common Stock from the Company at the initial offering price, less underwriting discounts. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of the additional Common Stock that the number of shares of Common Stock to be purchased by the Underwriter set forth in the above table bears to the total number of shares of Common Stock listed in such table.

  Upon completion of the Offering, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrants, pursuant to which the Representative will have the right to purchase up to 170,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The Representative's Warrants will contain provisions providing for adjustment of exercise price and number and type of securities issuable upon exercise should one or more of certain specified events occur. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants under the Securities Act.

  The Company has agreed to pay the Representative a non-accountable expense allowance equal to 1.5% of the total proceeds of the Offering (including with respect to shares of Common Stock underlying the over-allotment option, if and to the extent it is exercised) for expenses in connection with the Offering, payable at the close of the Offering.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

  The Company's officers and directors and certain beneficial owners of the Common Stock have agreed not to, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or any rights to purchase or acquire Common Stock for the 180-day period commencing with the date of this Prospectus (the "lock-up period") without the prior written consent of Van Kasper & Company. All 10,222,584 shares of Common Stock subject to the lock-up agreements will become eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of the Securities Act and the rules promulgated thereunder, including Rule 144. Van Kasper & Company may, in its sole discretion, and at any time without notice, release all or a portion of the securities subject to the lock-up agreements. In addition, the Company has agreed that until the expiration of the lock-up period, the Company will not, without the prior written consent of Van Kasper & Company, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock, except for sales of shares of Common Stock in the Offering, the issuance of shares of Common Stock upon the exercise of outstanding options, warrants and rights or pursuant to the conversion of all of the outstanding shares of the Preferred Stock and of ATG Richland's Series A and Series B Redeemable Non-Voting Preferred Stock into an aggregate of 3,983,595 shares of Common Stock, and the grant of options to purchase or the issuance of shares of Common Stock under the Incentive Plan, the Directors' Plan or the Purchase Plan.

  The Representative has advised the Company that, pursuant to Regulation M promulgated under the Securities Exchange Act of 1934, as amended, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of pegging, fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position created in connection with the Offering. The Underwriters may also cover all or a portion of such short position by exercising the over-allotment option. A "penalty bid" is an arrangement permitting the Representative to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representative in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representative has advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Representative has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to the Offering, there has been no public market for the Company's securities. The initial public offering price of the Common Stock was determined by negotiations between the Company and the Representative. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Representative believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the Company's industry and the economy as a whole, and other factors deemed relevant by the Company and the Representative.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Graham & James LLP, Los Angeles, California. Certain legal matters with respect to the Offering will be passed upon for the Underwriters by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report thereon of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  In May 1996, the Board appointed Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. Prior thereto, Storek, Carlson & Strutz ("SC&S") served as the Company's independent accountants. The change in accountants from SC&S to Coopers & Lybrand L.L.P. was effective for fiscal 1995, was unanimously approved by the Board and was not due to any disagreements between the Company and SC&S on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, and such exhibits and schedules. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the Registration Statement may be accessed at the Commission's site on the World Wide Web located at (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                    GLOSSARY

  The following is a glossary of certain environmental industry and Company-specific terms used in this Prospectus:

 AEA..............................  The U.S. Atomic Energy Act of 1954.
 BDAT.............................  Best Demonstrated Achievable Technology. As
                                    identified by the EPA, the most effective
                                    commercially available means of treating
                                    specific types of hazardous waste. BDATs
                                    may change with advances in treatment
                                    technologies.
 CERCLA...........................  The U.S. Comprehensive Environmental
                                    Response, Compensation and Liability Act of
                                    1980. Also known as "Superfund."
 Clean Air Act....................  The U.S. Clean Air Act of 1970.
 Clean Water Act..................  The U.S. Clean Water Act of 1972.
 D&D..............................  Decontamination and decommissioning of facilities contaminated with radioactivity.
 DOD..............................  The U.S. Department of Defense.
 DOE..............................  The U.S. Department of Energy.
 EPA..............................  The U.S. Environmental Protection Agency.
 FFCA.............................  The U.S. Federal Facilities Compliance Act
                                    of 1992.
 GASVIT...........................  The Company's name and trademark for a vitrification technology developed by the
                                    Company for treatment of LLRW and LLMW
                                    streams.
 High-level radioactive waste.....  Radioactive waste primarily composed of spent nuclear fuel rods from nuclear
                                    reactors and highly radioactive waste
                                    generated by the processing of nuclear
                                    materials for weapons production.
 HLW..............................  High-level radioactive waste.
 LLMW.............................  Low-level mixed waste.
 LLRW.............................  Low-level radioactive waste.
 Low-level mixed waste............  LLRW co-mingled with hazardous substances regulated by RCRA and/or toxic substances
                                    regulated by TSCA.
 Low-level radioactive waste......  All radioactive waste other than HLW.
 NRC..............................  The U.S. Nuclear Regulatory Commission.
 PCBs.............................  Polychlorinated biphenyls, a substance regulated under TSCA.
 PLASTIMELT.......................  The Company's name and trademark for a technology developed by the Company for the
                                    macroencapsulation of LLMW.
 RCRA.............................  The U.S. Resource Conservation and Recovery
                                    Act of 1976.
 SAFGLAS..........................  The Company's name and trademark for a vitrification technology developed by the
                                    Company for treatment of LLRW streams.

 SARA.............................  The U.S. Superfund Amendments and
                                    Reauthorization Act of 1986.
 Superfund........................  See "CERCLA."
 TSCA.............................  The U.S. Toxic Substances Control Act of
                                    1976.
 Vitrification....................  A non-incineration, thermal treatment process which converts radioactive and
                                    other waste into an environmentally stable,
                                    leach-resistant glass product. The EPA has
                                    identified vitrification as the BDAT for
                                    HLW.
 WDOE.............................  The Washington State Department of Ecology.

                                    ATG INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
ATG Inc. and Subsidiary:

  We have audited the accompanying consolidated balance sheets of ATG Inc. and its subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATG Inc. and its subsidiary as of December 31, 1996 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

San Jose, California
January 31, 1998 (except for Note 16
as to which the date is February  , 1998)
-------------------------------------------------------------------------------

To the Board of Directors and Shareholders of ATG Inc. and Subsidiary:

  The consolidated financial statements and notes thereto included herein have been adjusted to give effect to the proposed conversion of the ATG Inc. Series A Preferred Stock, ATG Richland Series A Preferred Stock and ATG Richland Series B Preferred Stock into 3,983,595 shares of common stock of ATG Inc., which is more fully described in Note 16 to the financial statements. The above report is in the form that will be signed by Coopers & Lybrand L.L.P. upon obtaining the approval of the preferred shareholders for the revised conversion ratios, assuming that from January 31, 1998 to the effective date of such conversion, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.

                                          Coopers & Lybrand L.L.P.

San Jose, California
January 31, 1998

                                    ATG INC.

                          CONSOLIDATED BALANCE SHEETS

                         (dollar amounts in thousands)
                                   --------

                                                     DECEMBER 31,
                                         --------------------------------------
                                                              1997 PRO FORMA
                                                           SHAREHOLDERS' EQUITY
                                          1996     1997          (NOTE 2)
                                         -------  -------  --------------------
                                                               (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $ 2,969  $ 2,586
  Accounts receivable, net of allowance
   for doubtful accounts of $46 in 1996
   and $119 in 1997.....................   6,907    8,435
  Prepayments and other current assets..   1,554    1,477
                                         -------  -------
    Total current assets................  11,430   12,498
Property and equipment, net.............  15,045   22,104
Intangible and other assets, net........     501    1,928
Deferred income taxes...................     --       697
                                         -------  -------
    Total assets........................ $26,976  $37,227
                                         =======  =======
              LIABILITIES
Current liabilities:
  Short-term borrowings................. $ 2,836  $ 3,996
  Current portion of long-term debt and
   capitalized leases...................   1,053    1,380
  Accounts payable......................   2,014    3,246
  Accrued liabilities...................   1,091      944
  Payable to related parties............     103    1,280
                                         -------  -------
    Total current liabilities...........   7,097   10,846
Long-term debt and capitalized leases,
 net....................................   2,930    6,202
Deferred income taxes...................     --       467
                                         -------  -------
    Total liabilities...................  10,027   17,515
                                         -------  -------
Commitments and contingencies (Note 10)
Mandatorily Redeemable Preferred Stock:
  Series A and ATG Richland Series A and
   B, no par value
   Authorized: 6,000,000 shares in 1996
   and 1997
   Issued and outstanding: 2,750,355
   shares in 1996; 3,029,291 shares in
   1997; and none pro forma; stated at
   liquidation value....................  16,319   19,416
                                         -------  -------
          SHAREHOLDERS' EQUITY
Common Stock, no par value:
  Authorized: 20,000,000 shares in 1996
   and 1997
   Issued and outstanding: 7,532,301
   shares in 1996 and 1997 and
   11,515,896 pro forma.................   5,948    6,337         21,795
  Deferred compensation.................     --      (272)          (272)
Accumulated deficit.....................  (5,318)  (5,769)        (1,811)
                                         -------  -------        -------
    Total common stock, deferred
     compensation and accumulated
     deficit............................     630      296        $19,712
                                         =======  =======        =======
    Total liabilities and shareholders'
     equity............................. $26,976  $37,227
                                         =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                    ATG INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (amounts in thousands, except per share data)
                                   --------

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------
                                              1995        1996        1997
                                           ----------  ----------  ----------
Revenue (Note 2).......................... $   16,070  $   18,235  $   19,107
Cost of revenue...........................      9,659      11,082      11,172
                                           ----------  ----------  ----------
    Gross profit..........................      6,411       7,153       7,935
Sales, general and administrative
 expenses.................................      6,033       6,487       6,903
Stock-based compensation expense..........        169         169         117
                                           ----------  ----------  ----------
    Operating income......................        209         497         915
                                           ----------  ----------  ----------
Interest income (expense):
  Interest income.........................        185         142          58
  Interest expense........................       (326)       (129)        --
                                           ----------  ----------  ----------
    Interest income (expense), net........       (141)         13          58
                                           ----------  ----------  ----------
Income before income taxes................         68         510         973
Provision (benefit) for income taxes......          2           2         (45)
                                           ----------  ----------  ----------
    Net income............................ $       66  $      508  $    1,018
                                           ==========  ==========  ==========
Pro forma net income per share
  Basic...................................                         $     0.09
  Diluted.................................                               0.08
                                                                   ==========
Pro forma shares used in calculating pro
 forma net income per share
  Basic...................................                             11,516
  Diluted.................................                             12,284
                                                                   ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                                    ATG INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                             (amounts in thousands)
                                   --------

                                                                 TOTAL COMMON
                                                                STOCK, DEFERRED
                         COMMON STOCK                            COMPENSATION
                         -------------   DEFERRED   ACCUMULATED AND ACCUMULATED
                         SHARES AMOUNT COMPENSATION   DEFICIT       DEFICIT
                         ------ ------ ------------ ----------- ---------------
Balance, January 1,
 1995................... 7,439  $5,598    $(338)      $(3,768)      $ 1,492
  Accretion on
   redeemable preferred
   stock................   --      --       --           (836)         (836)
  Amortized deferred
   compensation.........   --      --       169           --            169
  Net income............   --      --       --             66            66
                         -----  ------    -----       -------       -------
Balance, December 31,
 1995................... 7,439   5,598     (169)       (4,538)          891
  Issuance of common
   stock................    93     350      --            --            350
  Accretion on
   redeemable preferred
   stock................   --      --       --         (1,288)       (1,288)
  Amortized deferred
   compensation.........   --      --       169           --            169
  Net income............   --      --       --            508           508
                         -----  ------    -----       -------       -------
Balance, December 31,
 1996................... 7,532   5,948      --         (5,318)          630
  Accretion on
   redeemable preferred
   stock................   --      --       --         (1,469)       (1,469)
  Stock based
   compensation.........   --      389     (389)          --            --
  Amortized deferred
   compensation.........   --      --       117                         117
  Net income............   --      --       --          1,018         1,018
                         -----  ------    -----       -------       -------
Balance, December 31,
 1997................... 7,532  $6,337    $(272)      $(5,769)      $   296
                         =====  ======    =====       =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

                                    ATG INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (amounts in thousands)
                                   --------

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  ----------
Cash flows from operating activities:
  Net income............................... $       66  $      508  $    1,018
  Adjustments to reconcile net income with
   cash flow from operations:
    Depreciation and amortization..........        458         671         746
    Provision for doubtful accounts........        --            6          73
    Compensation expense for shares issued
     and options granted...................        169         169         117
    Income tax benefit.....................        --          --          (45)
    Change in current assets and
     liabilities:
      Accounts receivable..................     (3,560)        534      (1,601)
      Prepayments and other current assets.       (369)        230        (140)
      Other assets.........................       (444)        290         --
      Accounts payable and accrued
       liabilities.........................        255         455       1,085
      Deferred income taxes................        --          --         (230)
                                            ----------  ----------  ----------
        Net cash provided by (used in)
         operating activities..............     (3,425)      2,863       1,023
                                            ----------  ----------  ----------
Cash flows from investing activities:
  Property and equipment acquisitions......     (1,249)     (4,647)     (3,505)
  Other assets.............................        131         (23)     (1,210)
                                            ----------  ----------  ----------
    Net cash used in investing activities..     (1,118)     (4,670)     (4,715)
                                            ----------  ----------  ----------
Cash flows from financing activities:
  Loans from (payments to) related parties.        --          (61)      1,177
  Repayment of capital leases..............       (466)       (735)       (461)
  Repayment of long-term debt..............       (842)       (216)       (196)
  Bank borrowings, net of repayments.......      1,771          48       1,160
  Proceeds from issuance of preferred
   stock, net..............................      3,123       5,627       1,629
                                            ----------  ----------  ----------
    Net cash provided by financing
     activities............................      3,586       4,663       3,309
                                            ----------  ----------  ----------
Increase (decrease) in cash and cash
 equivalents...............................       (957)      2,856        (383)
Cash and cash equivalents, beginning of
 year......................................      1,070         113       2,969
                                            ----------  ----------  ----------
Cash and cash equivalents, end of year..... $      113  $    2,969  $    2,586
                                            ==========  ==========  ==========
Supplemental Disclosures of non-cash
 investing and financing activities:
  Income taxes paid........................ $        1  $        2  $        2
                                            ==========  ==========  ==========
  Interest paid, net of interest
   capitalized............................. $      266  $      622  $      --
                                            ==========  ==========  ==========
  Acquisition of equipment with capital
   lease financing......................... $    1,407  $      --   $    4,256
                                            ==========  ==========  ==========
  Compensation expense for shares issued
   and options granted..................... $      169  $      169  $      117
                                            ==========  ==========  ==========
  Conversion of notes payable to common
   stock................................... $      --   $      350  $      --
                                            ==========  ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                                   ATG INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (all dollar amounts in thousands, except per share data)
                                   --------

1. FORMATION AND BUSINESS OF THE COMPANY:

  The accompanying consolidated financial statements of ATG Inc. (the "Company" or "ATG") include the accounts of its wholly-owned subsidiary, ATG Richland Corporation ("ATG Richland"). The Company provides technical personnel and specialized services and products primarily to the U.S. Government and the nuclear power industry throughout the United States. Services principally consist of compaction, reduction, decontamination, vitrification and disposal of low-level dry active nuclear and other hazardous waste, site remediation and fluorescent lamp recycling.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The consolidated financial statements include the accounts of ATG and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates include assessing the collectibility of accounts receivable and the recoverability of self-constructed assets and provisions for contingencies. Actual results could materially differ from the Company's estimates.

 Revenue Recognition

  Revenue includes fees for waste processing services and technology license fees. Revenue under cost plus fixed fee and fixed unit price contracts mainly relating to site remediation is recorded as costs are incurred or units are completed and includes estimated fees earned according to the terms of the contracts. Revenue from U.S. government contracts includes estimates of reimbursable overhead and general and administrative expenses, which are subject to final determination by the U.S. federal government upon project completion. Revisions to costs and income resulting from contract settlements, which are due to differences between actual and budgeted performance, are recognized in the period in which the revisions are determined. Revenue from waste processing is generally recognized upon the completion of the waste treatment process. Revenue from licensing or technology transfer agreements is recognized when received unless there are future commitments, in which case the revenues are recognized over the term of the agreement. Revenues of $1,975 were recognized pursuant to technology transfer agreements in 1997. Losses on contracts are charged to cost of revenue as soon as such losses become known.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated on the straight-line basis over the estimated useful lives of the assets, which range from three to fifteen years. Cost includes expenditures for major

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------
improvements and replacements and the net amount of interest costs related to qualifying construction projects. Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repair expenses are charged to expense as incurred. The Company's policy is to regularly review the carrying amount of specialized assets and to evaluate the remaining life and recoverability of such equipment in light of current market conditions.

 Risks and Uncertainties

  The Company operates its fixed facilities under regulations of, and permits issued by, various state and federal agencies. The Company, typically, is in the process of seeking new permits, renewals and/or expansion permits. There is no assurance of the outcome of any permitting efforts. The permitting process is subject to regulatory approval, time delays, local opposition and potentially stricter governmental regulation. Substantial losses which would have a material adverse effect on the Company's consolidated financial position, could be incurred by the Company in the event a permit is not granted, if facility construction programs are delayed or changed, or if projects are otherwise abandoned. The Company reviews the status of permitting projects on a periodic basis to assess realizability of related asset values. As of December 31, 1997, management believes that assets which could currently be affected by permitting efforts are recoverable at their recorded values.

  The market for the Company's services is substantially dependent on state and federal legislation and regulations. The availability of new contracts depends largely on governmental authorities. In order to build or retain its market share the Company must continue to successfully compete for new government and private sector contracts.

 Income Taxes

  The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Concentration of Credit Risk

  The majority of the Company's cash, cash equivalents and short-term investments are held with major banks in the United States. The Company's customers mainly consist of agencies of the U.S. government and large U.S. companies. The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1997, agencies of the U.S. government represented 46.6% of accounts receivable and 71.3% of total revenue for the year then ended. As of December 31, 1996, agencies of the U.S. government represented 70.0% of accounts receivable and 76.8% of total revenue for the year then ended. As of December 31, 1995, agencies of the U.S. government represented 84.0% of accounts receivable and 86.3% of total revenue for the year then ended. The Company generally does not require collateral.

 Computation of Pro Forma Net Income Per Share

  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), effective December 31, 1997. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic income per share is computed by dividing income available to common

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------
shareholders by the weighted average number of common shares outstanding for the period. Diluted income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method) and exercise of stock options for all periods. Pro forma basic net income per share and pro forma diluted net income per share are computed using the weighted average number of shares of Common Stock outstanding and the incremental inclusion of 3,983,595 shares of common stock issuable upon the conversion of preferred stock.

 Unaudited Pro Forma Consolidated Balance Sheet

  Upon closing of the Company's proposed initial public offering, all outstanding shares of mandatorily redeemable preferred stock will be converted into 3,983,595 shares of common stock. (See Note 16.) The unaudited pro forma consolidated balance sheet as of December 31, 1997, reflects this conversion. Accretion of $3,958 has been reclassified from pro forma mandatorily redeemable preferred stock to pro forma accumulated deficit.

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. The Company is reviewing the impact of adopting SFAS No. 130, which is effective for the Company in 1998.

  In June, 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998. The Company currently evaluates its operations as one segment.

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

3. ACCOUNTS RECEIVABLE:

                                                                  1996    1997
                                                                 ------  ------
U.S. Government:
  Amounts billed................................................ $3,502  $3,142
  Amounts unbilled..............................................  1,433     845
                                                                 ------  ------
    Total U.S. Government.......................................  4,935   3,987
Commercial customers:
  Amounts billed................................................    --    2,067
  Amounts unbilled..............................................  2,018   2,500
                                                                 ------  ------
    Total commercial                                              2,018   4,567
                                                                 ------  ------
  Total accounts receivable.....................................  6,953   8,554
Less: allowance for doubtful receivables........................    (46)   (119)
                                                                 ------  ------
                                                                 $6,907  $8,435
                                                                 ======  ======

  Recoverable costs and accrued profit on progress completed but not billed on U.S. government contracts is based on estimates of reimbursable overhead and general and administrative expenses calculated in accordance with contractually determined methods of calculation. These amounts are subject to final determination by the U.S. federal government after the contracts have been completed. As such, the actual recoverable amounts on these contracts may differ from these estimates. The U.S. federal government has reviewed and approved reimbursable expenses for contracts in progress through 1995.

4. RESTRICTED INVESTMENTS:

  The Company owns several certificates of deposit, Treasury Bills and Bonds, which are collateral for performance bonds. The certificates of deposit, which are included in intangible and other assets, have an aggregate value of $30 and $210 at December 31, 1996 and 1997, respectively, bear interest at 4.7% per annum, and have an original maturity of twelve months. The Treasury Bills, which are included in intangible and other assets, have an aggregate value of $254 at December 31, 1996 and 1997, respectively, bear interest at 5.7% and have an original maturity of twelve months. The Bonds, which are included in prepayments and other current assets, have an aggregate value of $133 and $959 at December 31, 1996 and 1997 respectively, and have an original maturity of between one and five years.

5. PROPERTY AND EQUIPMENT:

                                                                1996     1997
                                                               -------  -------
Land.......................................................... $   581  $   761
Buildings.....................................................   2,864    2,848
Machinery and equipment.......................................   7,429    5,183
Office furniture and equipment................................     662    1,427
                                                               -------  -------
Property and equipment at cost................................  11,536   10,219
Less: accumulated depreciation and amortization...............  (3,060)  (2,840)
                                                               -------  -------
                                                                 8,476    7,379
Construction-in-progress......................................   6,569   14,725
                                                               -------  -------
                                                               $15,045  $22,104
                                                               =======  =======

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

  Depreciation and amortization expense was $417, $630 and $698 for 1995, 1996 and 1997, respectively.

  Property and equipment costs include capitalized labor and overhead, including interest costs related to the construction of buildings, building improvements and equipment. Capitalized interest costs totaled $479, $446 and $891 in 1995, 1996 and 1997, respectively. All property and equipment serve as collateral to holders of the Company's Series A Preferred Stock, notes payable agreements to a bank and other creditors.

  As of December 31, 1996 and 1997, machinery and equipment included assets acquired under capital leases with a capitalized cost of $3,000 and $7,256, respectively. Related accumulated amortization totaled $1,945 and $2,318, in 1996 and 1997, respectively.

6. PAYABLE TO RELATED PARTIES

  The Company has a payable to its Chairman and Chief Executive Officer of $1,280 at December 31, 1997 and $103 at December 31, 1996. The amount is repayable on demand and bears interest at 10% per annum.

  The Company has a payable to a Director of $225 at December 31, 1997 and December 31, 1996. The amount is repayable on July 1, 2000 and is non-interest bearing. The amount is included in long term debt.

7. BANK LINE OF CREDIT:

  Under a revolving credit facility with a bank, the Company may borrow up to the lesser of 90% of eligible accounts receivable or $4,000. Borrowings under this credit agreement were $3,996 at December 31, 1997, bear interest at prime plus 0.50% (9.0% at December 31, 1997) and are collateralized by accounts receivable, property and equipment and the personal guarantees of the majority shareholder. Borrowings under the credit agreement were $2,836 as of December 31, 1996, and bore interest at prime plus 1.25% (9.5% at December 31, 1996). The facility agreement expires June 1998.

  The credit agreement requires the Company to comply with certain covenants including capital asset acquisition limits, limits on additional debt, minimum levels of tangible net worth and dividend payment restrictions. At December 31, 1997 and at various dates throughout the year the Company was in violation of certain covenants. The Company has obtained waivers in respect of these violations as of December 31, 1997.

8. LONG TERM DEBT:

  Long term debt consists of mortgage debt, notes payable and equipment notes payable. The mortgage debt bears interest at annual rates between 8.75% and 10.5%, matures between the years 2000 and 2007, and is collateralized by certain of the Company's buildings. The notes payable bear interest at annual rates between 8% and 10%, mature between 1998 and 2002, and are collateralized by the Company's equipment. Equipment notes bear interest at annual rates between 7.9% and 11.9%, mature between 1999 and 2000, and are collateralized by specific equipment.

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

  Future minimum principal payments are as follows:

                                           MORTGAGE  NOTES  EQUIPMENT TOTAL LONG
                                             DEBT   PAYABLE   NOTES   TERM DEBT
                                           -------- ------- --------- ----------
1998......................................  $  177   $ 11      $24      $  212
1999......................................     170     12       24         206
2000......................................     139    237       17         393
2001......................................   1,382     13      --        1,395
2002......................................      15     25      --           40
Thereafter................................      82    --       --           82
                                            ------   ----      ---      ------
                                             1,965    298       65       2,328
Less: current portion.....................     177     11       24         212
                                            ------   ----      ---      ------
                                            $1,788   $287      $41      $2,116
                                            ======   ====      ===      ======

9. CAPITAL LEASE OBLIGATIONS:

  As of December 31, 1997, future minimum lease payments under non-cancelable capital leases are as follows:

1998.................................................................... $1,667
1999....................................................................  1,392
2000....................................................................  1,175
2001....................................................................    917
2002....................................................................    746
Thereafter..............................................................    799
                                                                         ------
Total minimum lease payments............................................  6,696
Less amount representing interest.......................................  1,442
                                                                         ------
Present value of future minimum lease payments..........................  5,254
Less: current portion...................................................  1,168
                                                                         ------
Total capital lease obligations, net of current portion................. $4,086
                                                                         ======

10. COMMITMENTS AND CONTINGENCIES:

  The Company retained the services of a former shareholder, who is also a current director, as a technical consultant, for the ten year period beginning August 1, 1992, for an annual fee of $60.

  From time to time the Company is a party to litigation or administrative proceedings relating to claims arising from its operations in the normal course of business. Management of the Company, on the advice of counsel, believes that the ultimate resolution of litigation currently pending against the Company is unlikely, either individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

11. STOCK BASED COMPENSATION PLANS:

 Stock Options

  The Company has issued non-qualified stock options to employees and consultants. The following option activity occurred in the three years ended December 31, 1997:

                                                 OPTIONS GRANTED AND OUTSTANDING
                                                 -------------------------------
                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       EXERCISE
                                                            EXERCISE   PRICE PER
                                                  SHARES      PRICE      SHARE
                                                 --------- ----------- ---------
Balance, January 1, 1995........................   100,000    $0.10      $0.10
Options granted.................................   295,000 $0.10-$7.50   $3.11
                                                 --------- -----------   -----
Balance, December 31, 1995......................   395,000 $0.10-$7.50   $2.34
Options granted.................................    51,000    $0.10      $0.10
                                                 --------- -----------   -----
Balance, December 31, 1996......................   446,000 $0.10-$7.50   $2.09
Options granted.................................   554,000 $1.00-$5.00   $2.10
                                                 --------- -----------   -----
Balance, December 31, 1997...................... 1,000,000 $0.10-$7.50   $2.09
                                                 ========= ===========   =====


  In connection with the grant of options for the purchase of 554,000 shares of Common Stock to employees during the period from January 1, 1997 through December 31, 1997, the Company recorded aggregate deferred compensation expense of approximately $389 representing the difference between the deemed fair value of the Common Stock and the option exercise price at date of grant. Such deferred compensation will be amortized over the vesting period relating to these options, of which $117 has been amortized during the year ended December 31, 1997, and is included in the statement of operations within the caption "Stock-based compensation expense".

 Stock Compensation

  Effective January 1, 1996 the Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The Company, however, applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation. Determination of compensation cost for stock-based compensation based on the fair value of the grant date for awards consistent with provisions of SFAS No. 123 would not result in a significant difference from the reported net income for the periods presented.

                                                                 1996    1997
                                                                ------  ------
   Net income.................................................. $  508  $1,018
   Accretion on mandatorily redeemable preferred stock......... (1,288) (1,469)
                                                                ------  ------
   Net (loss) available to common shareholders................. $ (780) $ (451)
   Net (loss)--FAS 123 adjusted ............................... $ (780) $ (593)
   Earnings per share--as reported (Note 14)
   Basic and diluted........................................... $(0.10) $(0.06)
   Earnings per share--FAS 123 adjusted
   Basic and diluted........................................... $(0.10) $(0.08)

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

  The fair value of each option grant for the Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with weighted average risk free interest rates of 6.47% and 6.16% in 1996 and 1997, respectively, and an expected life of 5 years, no dividends and 0% volatility in all periods.

  The following table summarizes the stock options outstanding at December 31, 1997:

                            OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                            -------------------- -----------------------------------
                             WEIGHTED
                              AVERAGE   WEIGHTED             WEIGHTED    WEIGHTED
     RANGE OF                REMAINING  AVERAGE              AVERAGE   AVERAGE FAIR
     EXERCISE     NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE VALUE AT DATE
      PRICES    OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE      OF GRANT
     --------   ----------- ----------- -------- ----------- -------- --------------
      $0.10       316,000        --      $0.10     221,492    $0.10       $ 0.10
      $1.00       403,500        --      $1.00      47,435    $1.00       $ 2.00
      $5.00       180,500        --      $5.00      30,000    $5.00   $ 5.00 - $7.00
      $7.50       100,000        --      $7.50         --     $7.50       $0.10

 Restricted Stock

  During 1992, 1993 and 1994, the Company agreed to issue at no cost a total of 1,013,475 common shares to its majority shareholder and president. The agreement required that the shareholder/president remain employed by the Company through December 31, 1996. Deferred compensation expense represents the difference between the issue price of the restricted stock and the deemed fair value of the shares for financial statement purposes. Deferred compensation was amortized over the employment period during which the shares were restricted. Compensation expense of $169 was recognized in both 1995 and 1996.

12. MANDATORILY REDEEMABLE PREFERRED STOCK:

  ATG issued 900,000 shares of Series A Preferred Stock in 1994 at $5.00 per share. ATG Richland issued 860,000 shares of Series A Preferred Stock in 1995 at $5.00 per share and 990,355 and 278,936 shares of Series B Preferred Stock in 1996 and 1997, respectively, at $6.00 per share, under the following terms and conditions:

  Upon the written request of the holders of the Preferred Stock, but not before the fifth anniversary of the issue date (third anniversary in the case of the ATG Richland Series B Preferred Stock), the issuing corporation is required to redeem the Preferred Stock held by holders thereof requesting such redemption. The redemption price is $6.67 for ATG Series A Preferred Stock and ATG Richland Series A Preferred Stock and $8.00 for ATG Richland Series B Preferred Stock.

  In the event of liquidation, dissolution or winding up of the issuing corporation, the holders of Preferred Stock are entitled to a distribution in preference to holders of Common Stock of the issuing corporation, equivalent to the issue price plus a premium equal to 10% interest from the date of the issue. If funds are insufficient for full payment of these amounts, the entire assets and funds of the issuing corporation legally available are distributed ratably among the holders of Preferred Stock. Certain property and equipment has been provided as collateral for the Company's Series A Preferred Stock issued in 1994.

  Any dividends declared by the issuing corporation are to be distributed pari passu among all holders of its Preferred Stock and all holders of its Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all classes of Preferred Stock were converted into Common Stock at the then effective conversion price.

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

  Except as otherwise required by law and as to certain matters set forth in the issuing corporation's articles of incorporation as requiring the prior affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, the Preferred Stock is non-voting.

  The shares of each series of Preferred Stock are automatically converted under defined circumstances into shares of the Company's Common Stock at specified conversion ratios upon the occurrence of an initial public offering of such Common Stock.

13. INCOME TAXES:

  The components of income tax expense (benefit) are approximately as follows:

                                                                 1995 1996 1997
                                                                 ---- ---- ----
   Current
     Federal.................................................... --   --   (383)
     State......................................................   2    2   158
   Deferred:
     Federal.................................................... --   --    214
     State...................................................... --   --    (34)
                                                                 ---  ---  ----
       Total....................................................   2    2   (45)
                                                                 ---  ---  ----

  The Company's effective tax rate differs from the U.S. federal statutory tax rate, as follows:

                                                           1995   1996   1997
                                                           -----  -----  -----
Income tax provision at statutory rate....................  34.0%  34.0%  34.0%
State taxes, net of federal tax effect....................   0.8    0.1    1.6
Non-deductible items......................................   --     0.5    3.2
Net operating loss benefit................................ (32.5) (29.5) (48.3)
Other.....................................................   --    (4.8)   4.9
                                                           -----  -----  -----
Effective tax rate........................................   2.3%   0.3%  (4.6)%
                                                           =====  =====  =====

  Components of the deferred income tax balance are as follows:

                                                               1995  1996  1997
                                                               ----  ----  ----
Deferred tax assets...........................................
  Net operating loss carryforwards............................ $741  $569  $308
  Accrued expenses............................................   25    34   245
  Tax credits.................................................  100   100   120
  Other.......................................................   14    17    24
                                                               ----  ----  ----
    Deferred tax assets....................................... $880  $720  $697
                                                               ====  ====  ====
Deferred tax liabilities
  Depreciation and amortization............................... $348  $310  $467
                                                               ====  ====  ====
Valuation allowance........................................... (532) (410)  --
                                                               ----  ----  ----
Net deferred tax asset........................................ $--   $--   $230
                                                               ====  ====  ====

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

  Although realization of the deferred tax assets is not assured, the Company believes that all deferred tax assets will be realized.

  As of December 31, 1997, the Company had Federal net operating loss carryforwards (NOLs) of approximately $905,231 available to offset future taxable income. These NOLs expire in the years 2009 through 2011. NOL's may be limited pursuant to the limitation rules of Internal Revenue Code Section 382.

  The change in valuation allowance was a net decrease of $410 for the year ended December 31, 1997.

14. EARNINGS PER SHARE (EPS) DISCLOSURES:

  In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                       1997
                                             1995    1996    1997    PRO FORMA
                                            ------  ------  ------  -----------
                                                                    (UNAUDITED)
Numerator--Basic and Diluted EPS
  Net income............................... $   66  $  508  $1,018    $1,018
  Accretion on mandatorily redeemable
   preferred stock.........................   (836) (1,288) (1,469)   (1,469)
                                            ------  ------  ------    ------
  Net loss available to common
   shareholders............................ $ (770) $ (780) $ (451)     (451)
                                            ======  ======  ======
  Reversal of accretion on mandatorily
   redeemable preferred stock..............                            1,469
                                                                      ------
  Pro forma net income available to common
   shareholders............................                           $1,018
                                                                      ======
Denominator--Basic EPS
  Common shares outstanding................  7,439   7,532   7,532     7,532
  Conversion of mandatorily redeemable
   preferred stock.........................    --      --      --      3,984
  Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 98........    --      --      --        --
                                            ------  ------  ------    ------
                                             7,439   7,532   7,532    11,516
                                            ------  ------  ------    ------
Basic earnings (loss) per share............ $(0.10) $(0.10) $(0.06)   $ 0.09
                                            ======  ======  ======    ======
Denominator--Diluted EPS
Denominator--Basic EPS.....................  7,589   7,682   7,682    11,516
Effect of Dilutive Securities
  Common stock options.....................    --      --      --        768
                                            ------  ------  ------    ------
                                             7,589   7,682   7,682    12,284
                                            ------  ------  ------    ------
Diluted earnings (loss) per share.......... $(0.10) $(0.10) $(0.06)   $ 0.08
                                            ======  ======  ======    ======

15. EMPLOYEE RETIREMENT PLAN:

  The Company maintains a Qualified Retirement Plan (401(k) Plan) which covers substantially all employees. Eligible employees may contribute up to 15% of their annual compensation, as defined, to this plan. The Company may also make a discretionary contribution. To date the Company has not made contributions to the 401(k) Plan.

                                   ATG INC.

           (all dollar amounts in thousands, except per share data)
                                   --------

16. SUBSEQUENT EVENTS:

  In February 1998, the Company's Board of Directors ("the Board") authorized the filing of a registration statement with the Securities and Exchange Commission for the Company's initial public offering (the "Offering") of its common stock. The Company and preferred shareholders agreed that all outstanding shares of ATG Series A Preferred Stock and ATG Richland Series A and Series B Preferred Stock automatically convert into 3,983,595 shares of common stock of the Company upon completion of the Offering, assuming the Offering gross proceeds are not less than $12,000 and the Offering is completed on or prior to June 30, 1998. Such conversion is reflected in the unaudited pro forma shareholders equity at December 31, 1997 in the accompanying consolidated balance sheet. The underwriters of the public Offering have been granted warrants, exercisable for a period of four years beginning one year from the Offering date, to purchase up to 170,000 shares of common stock at an exercise price per share equal to 120% of the initial offering price to the public.

  In February 1998, the Board approved the Company's Employee Stock Purchase Plan ("the Purchase Plan") covering an aggregate of 200,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986. Under the Purchase Plan, the Board may authorize participation by eligible employees of the Company, including officers, in periodic offerings following the adoption of the Purchase Plan.

  In February 1998, the Board adopted the Company's 1998 Stock Ownership Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the award of stock options, shares of restricted stock and performance units (which may be paid in cash or shares of Common Stock). The Incentive Plan reserves for issuance an aggregate of 500,000 shares of Common Stock, no more than 250,000 shares of which may be issued in the form of shares of restricted stock. The Incentive Plan is intended to advance the interests of the Company by encouraging the Company's employees who contribute to the Company's long-term success and development to acquire and retain an ownership interest in the Company. To date, no awards have been made under the Incentive Plan.

  Stock options granted pursuant to the Incentive Plan may either be incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or stock options not intended to so qualify.

  In February 1998, the Board adopted the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board. To date, no options have been granted under the Directors' Plan.

  The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall automatically be granted an option to purchase 20,000 shares of Common Stock upon the later of the date such person first becomes a Non-Employee Director or the date of the effectiveness of the initial public offering of the Common Stock, with 5,000 of such shares vesting immediately and the balance vesting in three equal installments on the three succeeding anniversaries of the grant date.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JU-RISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICI-TATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward-Looking Statements................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Dilution..................................................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   20
Management................................................................   35
Certain Transactions......................................................   42
Principal Shareholders....................................................   43
Description of Capital Stock..............................................   44
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   48
Legal Matters.............................................................   50
Experts...................................................................   50
Additional Information....................................................   50
Glossary..................................................................   51
Index to Financial Statements.............................................  F-1

                               ----------------

  UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,700,000 SHARES

                                    [LOGO]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                             VAN KASPER & COMPANY


                                         , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement other than underwriting discounts and commissions. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, other than the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates only.

   Securities and Exchange Commission registration fee.............. $    5,768
   NASD filing fee..................................................      2,455
   Nasdaq National Market listing fee...............................     50,000
   Printing and engraving expenses..................................    100,000
   Transfer agent and registrar fees................................     10,000
   Legal fees and expenses..........................................    250,000
   Accounting fees and expenses.....................................    150,000
   "Blue sky" fees and expenses.....................................     15,000
   Directors and Officers Insurance.................................    100,000
   Representative's non-accountable expense allowance...............    255,000
   Other expenses...................................................     61,777
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Articles of Incorporation ("Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit;
(iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

  The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

  The Company believes that it is the position of the Commission that insofar as any of the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Except as set forth in this item, no securities of the Registrant have been sold by the Registrant since January 1, 1994 without registration under the Securities Act.

  In February 1994, the Company sold 900,000 shares of its Series A Preferred Stock for an aggregate purchase price of $4,500,000 to a number of Taiwanese investors and Taiwanese expatriates in the United States. The Company employed the services of a private placement agent to whom it paid a placement fee of 5% in connection with this transaction.

  In March 1995, the Company's subsidiary, ATG Richland Corporation ("ATG Richland"), sold 860,000 shares of its Series A Redeemable Non-Voting Preferred Stock for an aggregate purchase price of $4,300,000 to a number of Taiwanese investors and Taiwanese expatriates in the United States. The Company employed the services of a private placement agent to whom it paid a placement fee of 5% in connection with this transaction.

  In June 1996, ATG Richland sold 990,355 shares of its Series B Redeemable Non-Voting Preferred Stock for an aggregate purchase price of $5,942,130 to a number of Taiwanese investors and Taiwanese expatriates in the United States. The Company employed the services of a private placement agent to whom it paid a placement fee of 5% in connection with this transaction.

  In August 1997, ATG Richland sold 278,936 shares of its Series B Redeemable Non-Voting Preferred Stock for an aggregate purchase price of $1,673,616 to a number of Taiwanese investors and Taiwanese expatriates in the United States. The Company employed the services of a private placement agent to whom it paid a placement fee of 5% in connection with this transaction.

  Since January 1, 1994, the Company has issued options to purchase a total of 1,000,000 shares of its Common Stock to a total of 45 officers, directors and employees of the Company. The exercise price of the foregoing options granted by the Company ranged from $0.10 to $7.50 per share.

  The Company believes that the issuances of preferred stock described above were exempt from the registration requirements of the Securities Act, by virtue of Section 4(2) thereof and/or Regulation S promulgated under the Securities Act ("Regulation S"). The Company believes that the issuances of options described above were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or because the issuances of such options did not involve the "sale," as such term is defined in Section 2(3) of the Securities Act, of a security.

  The Company is in the process of seeking shareholder approval to amend its Articles of Incorporation and those of ATG Richland to modify the terms of the conversion rights attached to the Preferred Stock authorized to be issued by each such entity. The Company does not intend to pay or give, directly or indirectly, any commission or other remuneration in connection with seeking such approval. The Company believes that any offer and sale of Common Stock deemed to occur in connection with the modification of such rights will be exempt from the registration requirements of the Securities Act by virtue of
Section 3(a)(9) thereof and/or Regulation S.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits, which are furnished with this Registration Statement, are filed as a part of this Registration Statement:

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
   1.1   Form of Underwriting Agreement
   1.2   Form of Representative's Warrants
   3.1   Articles of Incorporation of the Company
   3.2   Bylaws of the Company
   4.1   Specimen Common Stock Certificate*
   5.1   Opinion and Consent of Graham & James LLP*
   9.1   Voting Trust Agreement
  10.1   Assumption Agreement, dated September 2, 1992, between
         the Company, as transferee, Tippett-Richardson, as
         transferor, and Confederation Life Insurance Company,
         as lender
  10.2   Deed of Trust (Non-Construction) & Assignment of
         Rents, dated September 18, 1997, between the Company,
         as trustor, First Bancorp, as trustee, and Sanwa Bank
         California, as beneficiary
  10.3   Deed of Trust, dated August 5, 1993, between the
         Company and ATG Richland, collectively as trustor,
         Chicago Title Insurance Company, as trustee, and West
         One Bank, as beneficiary
  10.4   Accounts Receivable Credit Agreement, dated April 19,
         1996, between the Company and Sanwa Bank California
  10.5   Amendment of Commercial Credit Agreement, dated April
         30, 1997, between the Company and Sanwa Bank
         California
  10.6   Amendment of Commercial Credit Agreement, dated June
         26, 1997, between the Company and Sanwa Bank
         California
  10.7   Third Amendment to Accounts Receivable Credit
         Agreement, dated August 1, 1997, between the Company
         and Sanwa Bank California
  10.8   Term Loan Agreement, dated September 18, 1997, between
         the Company and Sanwa Bank California
  10.9   Letter from the Company to Steve Guerrettaz, dated
         December 2, 1997, regarding terms of employment
  10.10  Letter from the Company to Fred Feizollahi, dated
         February 20, 1995, regarding terms of employment

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
  10.11  Consultant Agreement, dated as of July 1, 1992,
         between the Company and Edward Vinecour
  10.12  Non-Competition Agreement, dated as of July 1, 1992, between the Company and Edward Vinecour
  10.13  Collective Bargaining Agreement between the Company and the International Union of Operating Engineers No.
         280
  10.14  Form of Stock Purchase Agreement
  10.15  Continuing Guaranty, dated as of April 19, 1996,
         provided by Doreen Chiu in favor of Sanwa Bank
  10.16  Continuing Guaranty, dated as of April 19, 1996,
         provided by Frank Chiu in favor of Sanwa Bank
  10.17  Continuing Guaranty, dated as of May 20, 1997,
         provided by Doreen Chiu in favor of Safeco Credit
         Company, Inc.
  10.18  Continuing Guaranty, dated as of May 20, 1997,
         provided by Frank Chiu in favor of Safeco Credit
         Company, Inc.
  10.19  Small Business Administration (SBA) Guaranty, dated
         August 6, 1993, provided by Doreen Chiu and Frank Chiu
         in favor of West One Bank
  10.20  Guaranty Agreement, dated September 1, 1994, provided by Doreen Chiu and Frank Chiu in favor of Great
         Western Leasing
  10.21  Guaranty, dated January 13, 1994, provided by Doreen
         Chiu and Frank Chiu in favor of The CIT
         Group/Equipment Financing Inc.
  10.22  Guaranty of Commercial Lease Agreement, dated December
         20, 1994, provided by Doreen Chiu and Frank Chiu in
         favor of California Thrift & Loan
  10.23  Contract No. MGK-SBB-A26602, dated September 5, 1997, awarded to the Company by Waste Management Federal
         Services of Hanford, Inc.+*
  10.24  Purchase Order No. MW6-SBV-357079, dated November 3,
         1995, issued to the Company by Westinghouse Hanford
         Company+*
  10.25  Contract No. DE-AC06-95RL13129, dated January 4, 1995, among the U.S. Department of Energy, as the procuring
         agency, the U.S. Small Business Administration, as
         contractor, and the Company, as subcontractor+*
  10.26  Gasification Vitrification Chamber Purchase and
         License Agreement, dated August 1997, between the
         Company and Integrated Environmental Technologies,
         LLC+*
  10.27  Purchase Agreement between the Company and Integrated
         Environmental Technologies, LLC+*
  10.28  Technology Transfer Purchase and Royalty Fee
         Agreement, dated September 30, 1997, between the
         Company and Regent Star Ltd.+*
  10.29  Technology Transfer and Purchase Agreement, dated June
         28, 1997, between the Company and Pacific Trading
         Company+*
  10.30  Contract No. N62474-97-D-1511 among Engineering Field
         Activity West, Naval Facilities Engineering Command,
         Code 0222, as the procuring agency, the U.S. Small
         Business Administration, as contractor, and the
         Company, as subcontractor+*
  10.31  Contract No. DACW05-98-C-0001, dated September 24,
         1997, awarded to the Company by the U.S. Army Corps of
         Engineers, Sacramento District+*
  10.32  Contract No. DACA05-97-R-0003, dated October 25, 1996, awarded to the Company by the U.S. Army Corps of
         Engineers+*
  10.33  Contract No. N62742-96-D-1314, dated January 21, 1997, awarded to the Company by the Pacific Division Naval
         Facilities Engineering Command+*

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
  10.34  Contract No. DAAA09-95-G-0007, dated September 7,
         1996, among the U.S. Army Corps of Engineers, as the
         procuring agency, the U.S. Small Business
         Administration, as contractor, and the Company, as
         subcontractor+*
  10.35  Contract No. DAKF04-92-D-0007, dated February 8, 1991, among the Fort Irwin Directorate of Contracting, as
         the procuring agency, the U.S. Small Business
         Administration, as contractor, and the Company, as
         subcontractor+*
  10.36  Subcontract Agreement, dated May 26, 1995, between the
         Company and Morrison Knudsen Corporation+*
  10.37  Subcontract No. QB00205K, dated December 18, 1997,
         between the Company and Bechtel Savannah River, Inc.+*
  10.38  Contract No. C30314, dated August 1991, awarded to the
         Company by the Washington Public Power Supply System+*
  10.39  Promissory Note, dated December 31, 1997, provided by the Company to Doreen M. Chiu
  10.40  1998 Stock Ownership Incentive Plan*
  10.41  Employee Stock Purchase Plan*
  10.42  1998 Non-Employee Directors' Stock Option Plan*
  21.1   List of Subsidiaries of Registrant
  23.1   Consent of Graham & James LLP (included in its opinion
         to be filed as Exhibit 5.1 hereto)*
  23.2   Consent of Coopers & Lybrand L.L.P.
  24.1   Power of Attorney (included in signature page)
  27.1   Financial Data Schedule
  99.1   Consent of Andrew C. Kadak
  99.2   Consent of Earl E. Gjelde
  99.3   Consent of William M. Hewitt
  99.4   Consent of Steven J. Guerrettaz

---------------------
* To be filed by amendment.

+ Certain portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act.

  (b) The following financial statement schedule is included herein:

                                                                            PAGE
                                                                            ----
   Schedule II--Valuation and Qualifying Accounts.......................... S-2

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 11, 1998.

                                          ATG INC.

                                                   /s/ Doreen M. Chiu
                                          By: _________________________________
                                                       Doreen M. Chiu
                                             Chairman, Chief Executive Officer
                                                       and President

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Doreen M. Chiu and Steven J. Guerrettaz, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

       /s/ Doreen M. Chiu            Chairman, Chief Executive      February 11, 1998
____________________________________  Officer and President
           Doreen M. Chiu             (Principal Executive
                                      Officer)

     /s/ Steven J. Guerrettaz        Chief Financial Officer        February 11, 1998
____________________________________  (Principal Financial and
        Steven J. Guerrettaz          Accounting Officer)


        /s/ Frank Y. Chiu            Director                       February 11, 1998
____________________________________
           Frank Y. Chiu

       /s/ Edward L. Vinecour        Director                       February 11, 1998
____________________________________
         Edward L. Vinecour

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
  ATG Inc. and Subsidiary:

  Our report on the consolidated financial statements of ATG Inc. and subsidiary is included on page F-2 of this Form S-1. In connection with our audits of the financial statements, we have also audited the related financial statement schedule on page S-2.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

San Jose California
January 31, 1998

                                    ATG INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                           BALANCE AT CHARGED TO
                           BEGINNING  COSTS AND              BALANCE AT
   ACCOUNT DESCRIPTION     OF PERIOD   EXPENSES  DEDUCTIONS END OF PERIOD
   -------------------     ---------- ---------- ---------- -------------
Allowance for doubtful
 accounts:
  Year ended December 31,
   1995...................    $40        $--        $--         $ 40
  Year ended December 31,
   1996...................     40           6        --           46
  Year ended December 31,
   1997...................     46          73        --          119

                                 EXHIBIT INDEX

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
   1.1   Form of Underwriting Agreement
   1.2   Form of Representative's Warrants
   3.1   Articles of Incorporation of the Company
   3.2   Bylaws of the Company
   4.1   Specimen Common Stock Certificate*
   5.1   Opinion and Consent of Graham & James LLP*
   9.1   Voting Trust Agreement
  10.1   Assumption Agreement, dated September 2, 1992, between
         the Company, as transferee, Tippett-Richardson, as
         transferor, and Confederation Life Insurance Company,
         as lender
  10.2   Deed of Trust (Non-Construction) & Assignment of
         Rents, dated September 18, 1997, between the Company,
         as trustor, First Bancorp, as trustee, and Sanwa Bank
         California, as beneficiary
  10.3   Deed of Trust, dated August 5, 1993, between the
         Company and ATG Richland, collectively as trustor,
         Chicago Title Insurance Company, as trustee, and West
         One Bank, as beneficiary
  10.4   Accounts Receivable Credit Agreement, dated April 19,
         1996, between the Company and Sanwa Bank California
  10.5   Amendment of Commercial Credit Agreement, dated April
         30, 1997, between the Company and Sanwa Bank
         California
  10.6   Amendment of Commercial Credit Agreement, dated June
         26, 1997, between the Company and Sanwa Bank
         California
  10.7   Third Amendment to Accounts Receivable Credit
         Agreement, dated August 1, 1997, between the Company
         and Sanwa Bank California
  10.8   Term Loan Agreement, dated September 18, 1997, between
         the Company and Sanwa Bank California
  10.9   Letter from the Company to Steve Guerrettaz, dated
         December 2, 1997, regarding terms of employment
  10.10  Letter from the Company to Fred Feizollahi, dated
         February 20, 1995, regarding terms of employment
  10.11  Consultant Agreement, dated as of July 1, 1992,
         between the Company and Edward Vinecour
  10.12  Non-Competition Agreement, dated as of July 1, 1992, between the Company and Edward Vinecour
  10.13  Collective Bargaining Agreement between the Company and the International Union of Operating Engineers No.
         280
  10.14  Form of Stock Purchase Agreement
  10.15  Continuing Guaranty, dated as of April 19, 1996,
         provided by Doreen Chiu in favor of Sanwa Bank
  10.16  Continuing Guaranty, dated as of April 19, 1996,
         provided by Frank Chiu in favor of Sanwa Bank

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
  10.17  Continuing Guaranty, dated as of May 20, 1997,
         provided by Doreen Chiu in favor of Safeco Credit
         Company, Inc.
  10.18  Continuing Guaranty, dated as of May 20, 1997,
         provided by Frank Chiu in favor of Safeco Credit
         Company, Inc.
  10.19  Small Business Administration (SBA) Guaranty, dated
         August 6, 1993, provided by Doreen Chiu and Frank Chiu
         in favor of West One Bank
  10.20  Guaranty Agreement, dated September 1, 1994, provided by Doreen Chiu and Frank Chiu in favor of Great
         Western Leasing
  10.21  Guaranty, dated January 13, 1994, provided by Doreen
         Chiu and Frank Chiu in favor of The CIT
         Group/Equipment Financing Inc.
  10.22  Guaranty of Commercial Lease Agreement, dated December
         20, 1994, provided by Doreen Chiu and Frank Chiu in
         favor of California Thrift & Loan
  10.23  Contract No. MGK-SBB-A26602, dated September 5, 1997, awarded to the Company by Waste Management Federal
         Services of Hanford, Inc.+*
  10.24  Purchase Order No. MW6-SBV-357079, dated November 3,
         1995, issued to the Company by Westinghouse Hanford
         Company+*
  10.25  Contract No. DE-AC06-95RL13129, dated January 4, 1995, among the U.S. Department of Energy, as the procuring
         agency, the U.S. Small Business Administration, as
         contractor, and the Company, as subcontractor+*
  10.26  Gasification Vitrification Chamber Purchase and
         License Agreement, dated August 1997, between the
         Company and Integrated Environmental Technologies,
         LLC+*
  10.27  Purchase Agreement between the Company and Integrated
         Environmental Technologies, LLC+*
  10.28  Technology Transfer Purchase and Royalty Fee
         Agreement, dated September 30, 1997, between the
         Company and Regent Star Ltd.+*
  10.29  Technology Transfer and Purchase Agreement, dated June
         28, 1997, between the Company and Pacific Trading
         Company+*
  10.30  Contract No. N62474-97-D-1511 among Engineering Field
         Activity West, Naval Facilities Engineering Command,
         Code 0222, as the procuring agency, the U.S. Small
         Business Administration, as contractor, and the
         Company, as subcontractor+*
  10.31  Contract No. DACW05-98-C-0001, dated September 24,
         1997, awarded to the Company by the U.S. Army Corps of
         Engineers, Sacramento District+*
  10.32  Contract No. DACA05-97-R-0003, dated October 25, 1996, awarded to the Company by the U.S. Army Corps of
         Engineers+*
  10.33  Contract No. N62742-96-D-1314, dated January 21, 1997, awarded to the Company by the Pacific Division Naval
         Facilities Engineering Command+*
  10.34  Contract No. DAAA09-95-G-0007, dated September 7,
         1996, among the U.S. Army Corps of Engineers, as the
         procuring agency, the U.S. Small Business
         Administration, as contractor, and the Company, as
         subcontractor+*
  10.35  Contract No. DAKF04-92-D-0007, dated February 8, 1991, among the Fort Irwin Directorate of Contracting, as
         the procuring agency, the U.S. Small Business
         Administration, as contractor, and the Company, as
         subcontractor+*
  10.36  Subcontract Agreement, dated May 26, 1995, between the
         Company and Morrison Knudsen Corporation+*

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                    EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
  10.37  Subcontract No. QB00205K, dated December 18, 1997,
         between the Company and Bechtel Savannah River, Inc.+*
  10.38  Contract No. C30314, dated August 1991, awarded to the
         Company by the Washington Public Power Supply System+*
  10.39  Promissory Note, dated December 31, 1997, provided by the Company to Doreen M. Chiu
  10.40  1998 Stock Ownership Incentive Plan*
  10.41  Employee Stock Purchase Plan*
  10.42  1998 Non-Employee Directors' Stock Option Plan*
  21.1   List of Subsidiaries of Registrant
  23.1   Consent of Graham & James LLP (included in its opinion
         to be filed as Exhibit 5.1 hereto)*
  23.2   Consent of Coopers & Lybrand L.L.P.
  24.1   Power of Attorney (included in signature page)
  27.1   Financial Data Schedule
  99.1   Consent of Andrew C. Kadak
  99.2   Consent of Earl E. Gjelde
  99.3   Consent of William M. Hewitt
  99.4   Consent of Steven J. Guerrettaz

---------------------
* To be filed by amendment.

+ Certain portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act.